This prospectus supplement relates to an effective registration statement under the Securities Act of 1933, but it is not complete and may be changed. This prospectus supplement and the accompanying prospectus are not an offer to sell these securities and they are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated September 19, 2006
Filed Pursuant to Rule 424(b)(5)
Registration No. 333-137395
PRELIMINARY PROSPECTUS SUPPLEMENT
(To prospectus dated September 18, 2006)

$
Selective Insurance Group, Inc.
     % Junior Subordinated Notes Due 2066

The     % Junior Subordinated Notes Due 2066 (the “Junior Subordinated Notes”) will bear interest at     % per year. We will pay interest on the Junior Subordinated Notes on March   , June   , September    and December    of each year, beginning December   , 2006. The Junior Subordinated Notes will mature on September   , 2066.

We may defer interest payments on the Junior Subordinated Notes on one or more interest payment dates for up to 10 consecutive years as described in this prospectus supplement. Deferred interest payments will accumulate additional interest at  % per year (which rate will be equal to the annual interest rate on the Junior Subordinated Notes), to the extent permitted by applicable law.

We may redeem the Junior Subordinated Notes in whole or in part on or after September   , 2011, or in whole before September   , 2011 upon the occurrence of certain tax events, at 100% of their principal amount, plus accrued interest.

We will apply to list the Junior Subordinated Notes on the New York Stock Exchange under the symbol “SGZ.” If approved for listing, trading of the Junior Subordinated Notes on the New York Stock Exchange is expected to commence within 30 days of the date of the initial delivery of the Junior Subordinated Notes.

Investing in the Junior Subordinated Notes involves risks. For a description of these risks, see “Risk Factors” beginning on page S-5.

	Public Offering	Underwriting	Proceeds to Company
	Price(1)	Discount	Before Expenses
Per Junior Subordinated Note	%	%	%
Total	$	$	$

(1)	Plus accrued interest from , 2006, if settlement occurs after that date.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying base prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The Junior Subordinated Notes will be ready for delivery in book-entry only form through The Depository Trust Company on or about          , 2006.

Joint Book-Running Managers

Merrill Lynch & Co.	Wachovia Securities

BB&T Capital Markets
JPMorgan
Keefe Bruyette and Woods
Piper Jaffray
Raymond James

The date of this prospectus supplement is          , 2006.

Prospectus Supplement

Prospectus

S-i

PROSPECTUS SUPPLEMENT SUMMARY

In this prospectus supplement, unless otherwise indicated or the context otherwise requires, the words “Selective,” “Company,” “we,” “our” and “us” refer to Selective Insurance Group, Inc., a New Jersey corporation, and its subsidiaries.

The following summary contains basic information about this offering. It may not contain all the information that is important to you. The “Specific Terms of the Junior Subordinated Notes” section of this prospectus supplement and the “Description of Debt Securities” section of the accompanying base prospectus contain more detailed information regarding the terms and conditions of the Junior Subordinated Notes. The following summary is qualified in its entirety by reference to the more detailed information appearing elsewhere in this prospectus supplement and in the accompanying base prospectus. You should read all of the information in this prospectus supplement along with the other information and financial statements we refer you to in the section “Where You Can Find More Information.”

Selective

Selective offers property and casualty insurance products and diversified insurance products through its various subsidiaries.

Selective classifies its businesses into three operating segments:

•	Insurance Operations, which write commercial lines and personal lines property and casualty insurance through independent insurance agents, mainly in 20 states in the Eastern and Midwestern regions of the United States;

•	Investments; and

•	Diversified Insurance Services, which provide human resource administration outsourcing products and federal flood insurance administrative products and services.

Selective conducts its insurance operations, manages its investments and administers federal flood insurance products and services through one or more of the following subsidiaries:

•	Selective Insurance Company of America;

•	Selective Way Insurance Company;

•	Selective Auto Insurance Company of New Jersey;

•	Selective Insurance Company of the Southeast;

•	Selective Insurance Company of South Carolina;

•	Selective Insurance Company of New York; and

•	Selective Insurance Company of New England.

Selective was incorporated in New Jersey in 1977 to acquire all of the shares of Selective Insurance Company of America, formerly named “Selected Risks Insurance Company.”

Because Selective is a holding company, Selective relies on its subsidiaries for cash to pay its obligations and dividends to the Company’s stockholders. State insurance laws and regulations, as administered by state insurance departments, restrict how much money its insurance subsidiaries may distribute to the Company.

Selective’s principal executive offices are located at 40 Wantage Avenue, Branchville, New Jersey 07890 and Selective’s telephone number is (973) 948-3000.

Ratio of Earnings to Fixed Charges

Quarter Ended June 30,	Years Ended December 31,
2006	2005	2004	2003	2002	2001

10.3	10.8	10.3	5.3	3.9	2.2

The Offering

Issuer	Selective Insurance Group, Inc.

Securities Offered	$ aggregate principal amount of % Junior Subordinated Notes Due 2066

Maturity	September , 2066

Interest Rate	% per year

Interest Payment Dates	Subject to our right to defer interest payments described below, interest is payable quarterly in arrears on March , June , September and December , of each year, beginning December , 2006.

Interest Deferral	At our option, we may, on one or more interest payment dates, defer payment of all or part of the current and accrued interest otherwise due on the Junior Subordinated Notes for a period of up to 10 consecutive years (each period, commencing on the date that the first such interest payment would otherwise have been made, an “Optional Deferral Period”). A deferral of interest payments may not extend beyond the maturity date of the Junior Subordinated Notes, and we may not begin a new Optional Deferral Period until we have paid all accrued interest on the Junior Subordinated Notes from the previous Optional Deferral Period.

Deferred interest payments will accumulate additional interest at % per year (which rate will be equal to the annual interest rate on the Junior Subordinated Notes), to the extent permitted by applicable law.

Dividend Stopper	Unless we have paid all accrued and unpaid interest on the Junior Subordinated Notes through the most recent interest payment date, we will not and our subsidiaries will not do any of the following during any optional deferral period, with certain limited exceptions: declare or pay any dividends or any distributions on, or make any payments of interest, principal or premium, or any guarantee payments on, or redeem, purchase, acquire or make a liquidation payment on, any of Selective’s capital stock, debt securities or guarantees of Selective that rank equal or junior to the notes, other than pro rata payments on securities that rank equally with the notes and other than for certain exceptions detailed in “Specific Terms of the Junior Subordinated Notes — Certain Limitations During an Optional Deferral Period.”

Redemption	We may redeem the Junior Subordinated Notes before their maturity at 100% of their principal amount, plus accrued and unpaid interest (1) in whole or in part on one or more occasions any time on or after September , 2011, or (2) in whole, but not in part, before September , 2011 upon the occurrence of a Tax Event (as defined below). These circumstances are more fully described under the caption “Specific Terms of the Junior Subordinated Notes — Right to Redeem Upon a Tax Event” in this prospectus supplement.

Ranking	Our payment obligations under the Junior Subordinated Notes will be unsecured and will rank junior and be subordinated in rights of payments and upon liquidation to all of our current and future indebtedness, except for other Junior Subordinated Notes we may issue in the future as described under “Specific Terms of the Junior Subordinated Notes — Ranking.” The Junior Subordinated Notes will, however, rank equally with our trade accounts payable and accrued liabilities arising in the ordinary course of our business. As of June 30, 2006, we had approximately $263 million of outstanding long-term debt on an unconsolidated basis (including securities due within one year) that will be senior to the Junior Subordinated Notes.

As a holding company, our assets primarily consist of the equity securities of our subsidiaries. Holders of Junior Subordinated Notes will generally have a junior position to claims of creditors of our subsidiaries, including trade creditors, debtholders, secured creditors, taxing authorities, guarantee holders and any preferred stockholders.

There are no terms in the Junior Subordinated Indenture or the Junior Subordinated Notes that limit our ability or the ability of our subsidiaries to incur additional indebtedness that will be senior to the Junior Subordinated Notes.

Authorized Denominations	Minimum denominations of $25 and integral multiples of $25 in excess thereof.

Use of Proceeds	The net proceeds from the offering of the Junior Subordinated Notes are estimated to be $ , which we intend to use for general corporate purposes. See “Use of Proceeds.”

Listing	We will apply to list the Junior Subordinated Notes on the New York Stock Exchange. If approved for listing, trading is expected to commence within 30 days after the Junior Subordinated Notes are first issued. You should be aware that the listing of the Junior Subordinated Notes will not necessarily ensure that an active trading market will be available for the Junior Subordinated Notes or that you will be able to sell your Junior Subordinated Notes at the price you originally paid for them.

Expected Ratings	We expect that the Junior Subordinated Notes will be rated Baa3, BBB-, bbb- and BBB by Moody’s Investor Services, Standard & Poor’s, A.M. Best Company and Fitch Ratings, respectively. None of these securities ratings is a recommendation to buy, sell or hold these securities. Each rating may be subject to revision or withdrawal at any time, and should be evaluated independently of any other rating.

U.S. Federal Income Tax Considerations	In connection with the issuance of the Junior Subordinated Notes, Skadden, Arps, Slate, Meagher & Flom LLP, our special tax counsel, will render its opinion to the effect that although the matter is not free from doubt, the Junior Subordinated Notes will be treated as indebtedness for United States federal income tax purposes. By investing in the Junior Subordinated Notes, each beneficial owner of the Junior Subordinated Notes agrees to treat such notes as debt for United States federal income tax purposes.

Under that treatment, United States holders of the Junior Subordinated Notes will be subject to tax on the interest payments as they are paid or accrue in accordance with their method of tax accounting. If the payments of interest were to be deferred, holders would be required to accrue income in respect of the deferred interest for United States federal income tax purposes prior to the receipt of cash irrespective of their method of accounting. See “Certain United States Federal Income Tax Considerations.”

Trustee, Registrar and Paying Agent	U.S. Bank National Association

Risk Factors	See “Risk Factors” and the other information in this prospectus supplement, the accompanying prospectus and our reports incorporated by reference therein for a discussion of factors you should carefully consider before deciding to invest in the Junior Subordinated Notes.

RISK FACTORS

Investing in the Junior Subordinated Notes involves risk. Risks related to investing in the Junior Subordinated Notes are described below. In addition, we face certain risks and uncertainties as a result of operating our business. For a description of such risks and uncertainties, please see the risk factors described in the accompanying base prospectus. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus supplement and the accompanying base prospectus. The risks and uncertainties we have described are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business operations. These risks could materially affect our business, results of operations or financial condition and cause the value of the Junior Subordinated Notes to decline. You could lose all or part of your investment.

Risks Related to the Junior Subordinated Notes

We may elect to defer interest payments on the Junior Subordinated Notes at our option for one or more periods of up to 10 years.

We may elect at our option to defer payment of all or part of the current and accrued interest otherwise due on the Junior Subordinated Notes for one or more periods of up to 10 consecutive years, as described in this prospectus supplement under “Specific Terms of the Junior Subordinated Notes — Option to Defer Interest Payments.” As a result, you may not receive all or part of such interest during such periods of deferral.

We are not permitted to pay current interest on the Junior Subordinated Notes until we have paid all outstanding deferred interest, and this could have the effect of extending interest deferral periods.

During an Optional Deferral Period of less than 10 years, we will be prohibited from paying current interest on the Junior Subordinated Notes until we have paid all accrued and unpaid deferred interest. As a result, we may not be able to pay current interest to the holders of the Junior Subordinated Notes if we do not have available funds to pay all accrued and unpaid interest.

The Junior Subordinated Notes are effectively subordinated to substantially all of our other debt, including the debt of our subsidiaries.

Our obligations under the Junior Subordinated Notes are subordinate and junior in right of payment to all of our senior indebtedness, except any indebtedness that by its terms is subordinated to, or ranks on an equal basis with, the Junior Subordinated Notes. This means that we cannot make any payments on the Junior Subordinated Notes if we default on a payment of any of our senior indebtedness and do not cure the default within the applicable grace period, if the holders of all of our senior indebtedness have the right to accelerate the maturity of all of our senior indebtedness and request that we cease payments on the Junior Subordinated Notes or if the terms of all of our senior indebtedness otherwise restrict us from making payments to junior creditors.

Due to the subordination provisions described in “Specific Terms of the Junior Subordinated Notes — Ranking” below and “Description of Debt Securities — Subordination Provisions” in the accompanying base prospectus, in the event of our insolvency, funds which we would otherwise use to pay the holders of the Junior Subordinated Notes will be used to pay the holders of all of our senior indebtedness to the extent necessary to pay all of our senior indebtedness in full. As a result of those payments, our general creditors may recover less, ratably, than the holders of all of our senior indebtedness and these general creditors may recover more, ratably, than the holders of the Junior Subordinated Notes. In addition, the holders of all of our senior indebtedness may, under certain circumstances, restrict or prohibit us from making payments on the Junior Subordinated Notes.

Holders of Junior Subordinated Notes will generally have a junior position to claims of creditors of our subsidiaries, including trade creditors, debtholders, secured creditors, taxing authorities, guarantee holders and any preferred stockholders. In addition to trade debt, many of our operating subsidiaries may have corporate debt programs used to finance their business activities. All of this corporate debt would be effectively senior to the Junior Subordinated Notes.

There are no terms in the Subordinated Indenture or the Junior Subordinated Notes that limit our ability or our subsidiaries’ ability to incur additional indebtedness, and we expect from time to time to incur additional indebtedness that will be senior to the Junior Subordinated Notes.

We are a holding company, and payments on the Junior Subordinated Notes will only be made from our earnings and assets, and not those of our subsidiaries.

We are a holding company that conducts substantially all of our operations through our subsidiaries. Therefore, our ability to meet our obligations for payment of interest and principal on outstanding debt obligations and to pay dividends to shareholders and corporate expenses depends upon the earnings and cash flows of our subsidiaries and the ability of our subsidiaries to pay dividends or to advance or repay funds to us.

You may have to pay taxes on interest before you receive cash from us.

If we defer interest payments on the Junior Subordinated Notes, you will be required to accrue interest income for United States federal income tax purposes in respect of your proportionate share of the accrued but unpaid interest on the Junior Subordinated Notes, before you receive any cash payment of this interest. If you sell your Junior Subordinated Notes prior to the record date for the first interest payment after an Optional Deferral Period, you would never receive the cash from us related to the accrued interest that you reported for tax purposes.

For more information regarding the tax consequences of purchasing the Junior Subordinated Notes, see below under the caption “Certain United States Federal Income Tax Considerations” in this prospectus supplement.

The after-market price of the Junior Subordinated Notes may be discounted significantly if we defer interest payments.

If we defer interest payments on the Junior Subordinated Notes, you may be unable to sell your Junior Subordinated Notes at a price that reflects the value of deferred amounts. To the extent a trading market develops for the Junior Subordinated Notes, that market may not continue during an Optional Deferral Period, or during periods in which investors perceive that there is a likelihood of a deferral, and you may be unable to sell Junior Subordinated Notes at those times, either at a price that reflects the value of required payments under the Junior Subordinated Notes or at all.

An active after-market for the Junior Subordinated Notes may not develop.

The Junior Subordinated Notes constitute a new issue of securities with no established trading market. We cannot assure you that an active after-market for the Junior Subordinated Notes will develop or be sustained or that holders of the Junior Subordinated Notes will be able to sell their Junior Subordinated Notes at favorable prices or at all. Although the underwriters have indicated to us that they intend to make a market in the Junior Subordinated Notes, as permitted by applicable laws and regulations, they are not obligated to do so and may discontinue any such market-making at any time without notice. Further, while we intend to apply to have the Junior Subordinated Notes listed on the New York Stock Exchange, we cannot assure that such listing will be approved and even if approved, such listing of the Junior Subordinated Notes will not necessarily ensure that an active trading market will develop or will be sustained. Accordingly, no assurance can be given as to the liquidity of, or trading markets for, the Junior Subordinated Notes.

A classification of the Junior Subordinated Notes as common equity by the National Association of Insurance Commissioners may impact U.S. insurance company investors and the market value of the Junior Subordinated Notes.

The Securities Valuation Office (the “SVO”) of the National Association of Insurance Commissioners (the “NAIC”) may from time to time classify securities held in U.S. insurance companies’ portfolios as debt, preferred equity or common equity instruments. Under the written guidelines outlined by the SVO, it is not always clear in which of these three categories a security may be classified or which features are specifically relevant in making this determination. We are aware that the SVO has classified several fixed income securities, either preliminarily or definitively, as common equity instruments. We cannot assure you that the Junior Subordinated Notes would not be classified as common equity, if reviewed and classified by the SVO. If the SVO were to classify the Junior Subordinated Notes as common equity, the willingness of certain U.S. insurance company investors to hold the Junior Subordinated Notes could be reduced, which in turn could reduce the price of the Junior Subordinated Notes in any available after-market. On September 12, 2006, the NAIC Financial Condition E Committee adopted a proposal under which securities such as the Junior Subordinated Notes would be reported as preferred stock for the 2006 reporting year. This proposal remains subject to final review by the NAIC, and there can be no assurance that the NAIC will approve the proposal. As of the date hereof, the SVO has not provided a final determination on the classification of the Junior Subordinated Notes. No assurance can be given as to the classification that the SVO may assign to the Junior Subordinated Notes in the future.

USE OF PROCEEDS

We intend to use the net proceeds from the sale of the Junior Subordinated Notes for general corporate purposes.

CAPITALIZATION

The table below shows our unaudited cash and cash equivalents and capitalization on a consolidated basis as of June 30, 2006. The “As Adjusted” column reflects our capitalization after giving effect to this offering. You should read this table along with our audited financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2005 as well as the unaudited information presented in our most recent Quarterly Report on Form 10-Q. See “Where You Can Find More Information” and “Use of Proceeds.”

	June 30, 2006
	Actual	As Adjusted
	(Unaudited)
	(In thousands, except share data)

Cash and cash equivalents	$146,711

Long-term debt (including current portion):
8.75% convertible subordinated debentures due 2008	765
1.6155% senior convertible notes due 2032	57,413
8.63% Senior Notes Series A due 2007	6,000
8.87% Senior Notes Series B due 2010	49,200
7.25% Senior Notes due 2034	49,886
6.70% Senior Notes due 2035	99,325
Junior Subordinated Notes offered hereby	—
Total debt	262,589

Stockholders’ equity:
Common stock, $2.00 par value; 180,000,000 shares authorized; 45,624,492 shares issued	91,249
Capital surplus	229,832
Retained earnings	917,014
Accumulated other comprehensive income	75,431
Treasury stock at cost (16,451,518 shares)	(309,643)
Total stockholders equity	1,003,883

Total capitalization	$1,266,472

RATIO OF EARNINGS TO FIXED CHARGES

Set forth below is information concerning our ratio of earnings to fixed charges on a consolidated basis for the periods indicated. This ratio shows the extent to which our business generates enough earnings after the payment of all expenses other than interest to make required interest payments on our debt.

For the purpose of computing the ratios of earnings to fixed charges, “earnings” consist of income before tax and fixed charges. “Fixed charges” consist of interest expenses and amortization of expenses related to indebtedness and the portion of rental expense, which is considered to be representative of the interest factors in our leases.

The ratio of earnings to fixed charges for each of the periods indicated is as follows:

Quarter Ended June 30,	Years Ended December 31,
2006	2005	2004	2003	2002	2001

10.3	10.8	10.3	5.3	3.9	2.2

SPECIFIC TERMS OF THE JUNIOR SUBORDINATED NOTES

Specific terms of the Junior Subordinated Notes are summarized below. This summary is not complete and should be read together with the “Description of Debt Securities” in the accompanying base prospectus, where provisions of the Junior Subordinated Debt Securities Indenture have been summarized.

The Junior Subordinated Debt Securities Indenture (the “Junior Subordinated Indenture”) under which the Junior Subordinated Notes will be issued was filed as an exhibit to the registration statement, and you should read this document for provisions that may be important to you. The Junior Subordinated Indenture is qualified as an indenture under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). You should also refer to the Trust Indenture Act for provisions that apply to the Junior Subordinated Notes.

The Junior Subordinated Notes will be limited to $             aggregate principal amount and will mature on September   , 2066. We will issue the Junior Subordinated Notes in minimum denominations of $25 and integral multiples of $25 in excess thereof. We may, from time to time, issue additional notes under the Junior Subordinated Indenture having the same terms as the Junior Subordinated Notes in all respects, except for the issue date, the issue price and the initial interest payment date. Any such additional notes will be consolidated with and form a single series with the Junior Subordinated Notes being offered by this prospectus supplement. In addition to the Junior Subordinated Notes, we may issue other series of junior subordinated debt securities under the Junior Subordinated Indenture. There is no limit on the total aggregate principal amount of subordinated debt securities that we can issue under the Junior Subordinated Indenture.

Ranking

The Junior Subordinated Notes will be subordinate and junior in right of payment, to the extent set forth in the Junior Subordinated Indenture, to all senior indebtedness (as defined below) if:

•	there is an event of insolvency, bankruptcy, receivership, voluntary liquidation, dissolution, winding-up or other similar proceeding involving us or if we make an assignment for the benefit of creditors of our assets;

•	a default in the payment of any principal, premium, if any, or interest on any senior indebtedness, occurs and is continuing or any other amount owing in respect of any senior indebtedness is not paid when due; or

•	any other default occurs with respect to any senior indebtedness and the maturity of such senior indebtedness is accelerated in accordance with its terms,

unless and until such default in payment or event of default has been cured or waived and any such acceleration is rescinded or such senior indebtedness has been paid in full in cash. The holders of senior indebtedness generally will have the right to receive payment, in the first instance above, of all amounts due or to become due upon that senior indebtedness, and, in the second and third instances above, of all amounts due on that senior indebtedness, or we will make provision for those payments, in each instance above before the holders of any Junior Subordinated Notes have the right to receive any payments of principal or interest on their Junior Subordinated Notes.

“Senior indebtedness” means, with respect to the Junior Subordinated Notes, unless the instrument creating such indebtedness or obligations provides that they are subordinated or are not superior in right of payment to the Junior Subordinated Notes, the principal, premium, if any, interest and any other payment in respect of any of the following:

•	all of our current and future senior and senior subordinated indebtedness and obligations for money borrowed evidenced by bonds, notes, debentures, bonds or similar obligations;

•	our obligations to policyholders of insurance;

•	our reimbursement obligations with respect to any letter of credit, banker’s acceptance or similar facility;

•	our lease obligations that we capitalize in accordance with generally accepted accounting principles;

•	any deferred purchase price of property or services;

•	all indebtedness of others of the kinds described in the preceding categories which we have assumed or guaranteed; or

•	amendments, modifications, renewals, extensions, deferrals and refundings of any of the above types of indebtedness.

Senior indebtedness will not include (A) any obligation of Selective to any of its subsidiaries, (B) any liability for Federal, state, local or other taxes owed or owing by Selective or its subsidiaries, (C) any accounts payable or other liability to trade creditors (including guarantees thereof or instruments evidencing such liabilities) or (D) any obligations with respect to any capital stock of Selective.

Senior indebtedness will be entitled to the benefits of the subordination provisions in the Junior Subordinated Indenture irrespective of the amendment, modification or waiver of any term of the senior indebtedness. We may not amend the Junior Subordinated Indenture or the Junior Subordinated Notes to change the subordination of any outstanding senior indebtedness without the consent of each holder of senior indebtedness that the amendment would adversely affect.

As of June 30, 2006, we had approximately $263 million of outstanding long-term debt, on an unconsolidated basis (including securities due within one year) that will be senior to the Junior Subordinated Notes.

As a holding company, our assets primarily consist of the equity securities of our subsidiaries. Holders of Junior Subordinated Notes will generally have a junior position to claims of creditors of our subsidiaries, including trade creditors, debtholders, secured creditors, taxing authorities, guarantee holders and any preferred stockholders.

There are no terms in the Junior Subordinated Indenture or the Junior Subordinated Notes that limit our ability or the ability of our subsidiaries to incur additional indebtedness, and we and our subsidiaries expect from time to time to incur additional indebtedness constituting senior indebtedness.

Interest

The Junior Subordinated Notes will bear interest at  % per year. Subject to our right to defer interest payments described below, interest is payable quarterly in arrears on March   , June   , September    and December    of each year, beginning December   , 2006. If interest payments are deferred or otherwise not paid, they will accrue and compound until paid at  % per year (which rate will be equal to the annual interest rate on the Junior Subordinated Notes), to the extent permitted by applicable law. The amount of interest payable for any quarterly interest accrual period will be computed on the basis of a 360-day year consisting of twelve 30-day months.

If an interest payment date, a redemption date or the maturity date of the Junior Subordinated Notes falls on a day that is not a business day, the payment of interest and principal will be made on the next succeeding business day, and no interest on such payment will accrue for the period from and after the interest payment date, the redemption date or the maturity date, as applicable until such next succeeding business day. A “business day” is any day that is not a Saturday, a Sunday, a day on which banks in New York City are authorized or obligated by law or executive order to remain closed, or a day on which the Corporate Trust Office of the Trustee is closed for business.

So long as the Junior Subordinated Notes remain in book-entry only form, the record date for each interest payment date will be the business day before the applicable interest payment date.

If the Junior Subordinated Notes are not in book-entry only form, the record date for each interest payment date will be the fifteenth calendar day (whether or not a business day) before the applicable interest payment date.

Option to Defer Interest Payments

At our option, we may, on one or more interest payment dates, defer payment of all or part of the current and accrued interest otherwise due on the Junior Subordinated Notes for a period of up to 10 consecutive years (each period, commencing on the date that the first such interest payment would otherwise have been made, an Optional Deferral Period). In other words, we may declare at our discretion up to a 10-year interest payment moratorium on the Junior Subordinated Notes and may choose to do that on more than one occasion. A deferral of interest payments may not extend beyond the maturity date of the Junior Subordinated Notes, and we may not begin a new Optional Deferral Period until we have paid all accrued interest on the Junior Subordinated Notes from the previous Optional Deferral Period.

Any deferred interest on the Junior Subordinated Notes will accrue additional interest at  % per year (which rate will be equal to the annual interest rate on the Junior Subordinated Notes), to the extent permitted by applicable law. Once we pay all deferred interest payments on the Junior Subordinated Notes, including any additional interest accrued on the deferred interest, we can again defer interest payments on the Junior Subordinated Notes as described above, but not beyond the maturity date of the Junior Subordinated Notes.

Certain Limitations During an Optional Deferral Period

Unless we have paid all accrued and unpaid interest on the Junior Subordinated Notes through the most recent interest payment date, subject to several exceptions described below, we will not and our subsidiaries will not do any of the following during any Optional Deferral Period:

•	declare or pay any dividends on, make distributions regarding, or redeem, purchase, acquire or make a liquidation payment with respect to, any shares of capital stock of Selective, other than:

•	purchases of the capital stock of Selective in connection with employee or agent benefit plans or the satisfaction of its obligations under any contract or security then outstanding requiring Selective to purchase capital stock or under any dividend reinvestment plan;

•	in connection with the reclassifications of any class or series of Selective’s capital stock, or the exchange or conversion of one class or series of Selective’s capital stock for or into another class or series of shares of our common stock;

•	the purchase of fractional interests in shares of Selective’s capital stock in connection with the conversion or exchange provisions of that capital stock or the security being converted or exchanged;

•	dividends or distributions in Selective’s capital stock, or rights to acquire common stock, or repurchases or redemptions of common stock solely from the issuance or exchange of common stock;

•	any declaration of a dividend in connection with the implementation of a shareholders rights plan, or issuances of capital stock under any such plan in the future, or redemptions or repurchases of any rights outstanding under a shareholder rights plan; or

•	acquisitions of Selective’s common stock in connection with acquisitions of businesses made by Selective (which acquisitions are made by Selective in connection with the satisfaction of indemnification obligations of the sellers of such businesses);

•	make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities issued by Selective that rank equally with or junior to the Junior Subordinated Notes, other than any payment, repurchase or redemption in respect of debt securities that rank equally with the Junior Subordinated Notes (“parity debt securities”) made ratably and in proportion to the respective amount of (1) accrued and unpaid amounts on such parity debt securities, on the one hand, and (2) accrued and unpaid amounts on the Junior Subordinated Notes, on the other hand; and

•	make any guarantee payments with respect to any guarantee by Selective of the debt securities of any subsidiary, if such guarantee ranks equally with or junior to the Junior Subordinated Notes, other than any payment in respect of guarantees that rank equally with the Junior Subordinated Notes (“parity guarantees”) made ratably and in proportion to the respective amount of (1) accrued and unpaid amounts on such parity guarantees, on the one hand, and (2) accrued and unpaid amounts on the Junior Subordinated Notes, on the other hand.

Notice

We will provide to the Trustee written notice of any optional deferral of interest at least 10 and not more than 60 business days prior to the applicable interest payment date. The Junior Subordinated Indenture provides that this notice will be forwarded promptly by the Trustee to each holder of record of Junior Subordinated Notes.

Events of Default

The following are events of default under the Junior Subordinated Indenture:

•	our failure to pay principal when due;

•	our failure to pay interest when due and payable that continues for 30 days (subject to our right to optionally defer interest payments as described above under “— Option to Defer Interest Payments”);

•	our failure to perform other covenants that continues beyond the grace period described in the Junior Subordinated Indenture; or

•	certain events of bankruptcy, insolvency or reorganization.

If such an event of default (other than certain events of bankruptcy) occurs under the Junior Subordinated Indenture, the Trustee or the holders of 25% of the principal amount of the Junior Subordinated Notes will have the right to declare the principal amount of the Junior Subordinated Notes and any accrued interest thereon, immediately due and payable. If an event of default consisting of certain events of bankruptcy occurs under the Junior Subordinated Indenture, the principal amount of all the outstanding Junior Subordinated Notes will automatically, and without any declaration or other action on the part of the Trustee or any holder, become immediately due and payable. For more information on these and other events of default, see “Description of Debt Securities — Events of Default” in the accompanying base prospectus.

Agreement by Holders to Certain Tax Treatment

Each holder of the Junior Subordinated Notes will, by accepting the Junior Subordinated Notes or a beneficial interest therein, be deemed to have agreed that the holder intends that the Junior Subordinated Notes constitute debt and will treat the Junior Subordinated Notes as debt for United States federal, state and local tax purposes.

Redemption

The Junior Subordinated Notes will mature on September   , 2066, and may be redeemed before their maturity (1) in whole or in part, on one or more occasions, any time on or after September   , 2011, at 100% of their principal amount, plus accrued and unpaid interest or (2) in whole, but not in part, before September   , 2011 upon the occurrence of a Tax Event at 100% of their principal amount, plus accrued and unpaid interest, as described below. See “— Right to Redeem Upon a Tax Event” below for a description of the term Tax Event.

Right to Redeem Upon a Tax Event

Before September   , 2011, we will have the right to redeem all, but not fewer than all, of the Junior Subordinated Notes, at 100% of their principal amount, plus accrued and unpaid interest through, but not including, the redemption date, within 90 days after the occurrence of a Tax Event.

A Tax Event means that we have received an opinion of independent tax counsel experienced in those matters to the effect that, as a result of:

•	any amendment to, change or announced proposed change in the laws or regulations of the United States or any of its political subdivisions or taxing authorities,

•	any official administrative pronouncement, action or judicial decision interpreting or applying those laws or regulations, or

•	a threatened challenge asserted in connection with an audit of us or any of our subsidiaries, or a threatened challenge asserted in writing against any other taxpayer that has raised capital through the issuance of securities that are substantially similar to the subordinated debentures (whether or not issued through a trust or other similar structure), which amendment or change becomes effective or proposed change, pronouncement, action or decision is announced or which challenge occurs on or after the date the Junior Subordinated Notes are issued and sold, there is more than an insubstantial risk that interest payable by us on the Junior Subordinated Notes is not or within 90 days would not be deductible, in whole or in part, by us for U.S. federal income tax purposes.

BOOK-ENTRY PROCEDURES AND SETTLEMENT

The Junior Subordinated Notes will trade through DTC. The Junior Subordinated Notes are represented by one or more fully registered global certificates. Each global certificate is deposited with the trustee on behalf of DTC or its custodian and is registered in the name of DTC or a nominee of DTC. DTC is thus the only registered holder of these securities.

The following is based on information furnished to us by DTC:

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. DTC holds securities that its participants (“Direct Participants”) deposit with DTC. DTC also facilitates the settlement among Direct Participants of sales and other securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Direct Participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC, in turn, is owned by a number of Direct Participants of DTC and Members of the National Securities Clearing Corporation, Fixed Income Clearing Corporation, and Emerging Markets Clearing Corporation, as well as by the New York Stock Exchange, Inc., the American Stock Exchange LLC, and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks, trust companies and clearing companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants”). The rules applicable to DTC and its Direct and Indirect Participants are on file with the SEC.

Purchases of securities under the DTC system must be made by or through Direct Participants, who will receive a credit for the securities on DTC’s records. The ownership interest of each actual purchaser of each security (“Beneficial Owner”) is in turn to be recorded on the Direct and Indirect Participants’ records. Beneficial Owners will not receive written confirmation from DTC of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the securities are to be accomplished by entries made on the books of Direct and Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in securities, except in the event that use of the book-entry system for the securities is discontinued.

To facilitate subsequent transfers, all securities deposited by Direct Participants with the trustee on behalf of DTC are registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of securities with DTC and their registration in the name of Cede & Co. or such other nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the securities; DTC’s records reflect only the identity of the Direct Participants to whose accounts those securities are credited, which may or may not be the Beneficial Owners. The Direct and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to the securities. Under its usual procedures, DTC mails an omnibus proxy to the Company as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those Direct Participants to whose accounts the securities are credited on the record date (identified in a listing attached to the omnibus proxy).

Payments of principal, interest or premium, if any, on the securities will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit Direct Participants’ accounts, upon DTC’s receipt of funds and corresponding detail information from the Company or its agent on the payable date in accordance with their respective holdings shown on DTC’s records. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of that Participant and not of DTC, the Company or the trustee, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, interest or premium, if any, to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is the responsibility of the Company or its agent, disbursement of those payments to Direct Participants will be the responsibility of DTC, and disbursement of those payments to the Beneficial Owners will be the responsibility of Direct and Indirect Participants.

DTC may discontinue providing its services as securities depository with respect to the Junior Subordinated Notes at any time by giving reasonable notice to the Company or the trustee. Under these circumstances, if a successor securities depository is not obtained, security certificates are required to be printed and delivered.

The Company may decide to discontinue use of the system of book-entry only transfers through DTC (or a successor securities depository). In that event, security certificates will be printed and delivered to DTC.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof.

We have no responsibility for the performance by DTC or its Participants of their respective obligations as described in this prospectus supplement or under the rules and procedures governing their respective operations.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of certain United States federal income tax consequences of the purchase, ownership, and disposition of the Junior Subordinated Notes, by an initial purchaser of the Junior Subordinated Notes for their issue price (as defined below). This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, all as of the date hereof, and subject to change or differing interpretations, possibly on a retroactive basis, which could result in United States federal income tax consequences different from those discussed below. This summary does not discuss all aspects of United States federal income taxation which may be important to particular investors in light of their individual circumstances, such as Junior Subordinated Notes held by investors subject to special tax rules (e.g., persons that are not United States persons, banks, insurance companies, tax-exempt organizations, financial institutions, persons subject to alternative minimum tax, broker-dealers, expatriates, controlled foreign corporations, passive foreign investment companies and corporations that accumulate earnings to avoid United States federal income tax) or to persons that will hold the Junior Subordinated Notes as part of a straddle, hedge, conversion, constructive sale, or other integrated security transaction for United States federal income tax purposes or U.S. Holders (as defined below) that have a functional currency other than the United States dollar, all of whom may be subject to tax rules that differ significantly from those summarized below. In addition, this summary does not discuss any foreign, state, or local tax considerations. This summary assumes that investors will hold their Junior Subordinated Notes as “capital assets” under the Internal Revenue Code of 1986, as amended (the “Code”). Each prospective investor is urged to consult its tax advisor regarding the United States federal, state, local, and foreign income and other tax consequences of the purchase, ownership, and disposition of the Junior Subordinated Notes.

For purposes of this summary, a “U.S. Holder” is a beneficial owner of a Junior Subordinated Note that is, for United States federal income tax purposes, (i) an individual who is a citizen or resident of the United States, (ii) a corporation (or other entity subject to tax as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States or any State thereof (or the District of Columbia); (iii) an estate the income of which is includible in gross income for United States federal income tax purposes regardless of its source, or (iv) a trust (A) the administration of which is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust, or (B) that has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person. A beneficial owner of a Junior Subordinated Note that is not a U.S. Holder is referred to herein as a “Non-U.S. Holder.”

If a partnership (including any entity or arrangement treated as a partnership for United States federal income tax purposes) is a beneficial owner of Junior Subordinated Notes, the treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. A holder of Junior Subordinated Notes that is a partnership and partners in such partnership should consult their tax advisors about the United States federal income tax consequences of holding and disposing of Junior Subordinated Notes.

Classification of the Junior Subordinated Notes

In connection with the issuance of the Junior Subordinated Notes, Skadden, Arps, Slate, Meagher & Flom LLP, tax counsel to the Company, will render its opinion generally to the effect that although the matter is not free from doubt, under current law and assuming full compliance with the terms of the indenture governing the Junior Subordinated Notes and other relevant documents, and based on the facts and assumptions contained in such opinion, the Junior Subordinated Notes will be classified for United States federal income tax purposes as indebtedness of the Company. The remainder of this discussion assumes that the classification of the Junior Subordinated Notes as indebtedness will be respected for United States federal income tax purposes.

U.S. Holders

Interest Income and Original Issue Discount

Under applicable Treasury regulations, a “remote” contingency that stated interest will not be timely paid is ignored in determining whether a debt instrument is issued with original issue discount (“OID”). The Company believes that the likelihood of its exercising its option to defer payments is remote within the meaning of the regulations. Based on the foregoing, the Company believes that the Junior Subordinated Notes will not be considered to be issued with OID at the time of their original issuance. Accordingly, each holder of a Junior Subordinated Note should include in gross income such holder’s allocable share of interest on the Junior Subordinated Notes in accordance with such holder’s method of tax accounting.

Under the applicable Treasury Regulations, if the option to defer any payment of interest was determined not to be “remote,” or if the Company exercised such option, the Junior Subordinated Notes would be treated as issued with OID at the time of issuance or at the time of such exercise, as the case may be. Then, all stated interest on the Junior Subordinated Notes would thereafter be treated as OID as long as the Junior Subordinated Notes remained outstanding. In such event, all of a holder’s taxable interest income relating to the Junior Subordinated Notes would constitute OID that would have to be included in income on an economic accrual basis before the receipt of the cash attributable to the interest, regardless of such U.S. Holder’s method of tax accounting, and actual distributions of stated interest would not be reported as taxable income. Consequently, a holder of Junior Subordinated Notes would be required to include OID in gross income even though the Company would not make any actual cash payments during a deferral period.

No rulings or other interpretations have been issued by the Internal Revenue Service (the “IRS”) which have addressed the meaning of the term “remote” as used in the applicable Treasury Regulations, and it is possible that the IRS could take a position contrary to the interpretation in this prospectus.

Because income on the Junior Subordinated Notes will constitute interest or OID, corporate holders of a Junior Subordinated Note will not be entitled to a dividends-received deduction relating to any income recognized relating to the Junior Subordinated Notes.

Sales or Redemption of Junior Subordinated Notes

A U.S. Holder that sells a Junior Subordinated Note will recognize gain or loss equal to the difference between its adjusted tax basis in the Junior Subordinated Notes and the amount realized on the sale of such a Junior Subordinated Note. Assuming that the Company does not exercise its option to defer payments of interest on the Junior Subordinated Notes and that the Junior Subordinated Notes are not deemed to be issued with OID, a U.S. Holder’s adjusted tax basis in the Junior Subordinated Notes will generally be equal to its initial purchase price. Such gain or loss will generally be a capital gain or loss, except to the extent of any accrued interest relating to such U.S. Holder’s Junior Subordinated Notes that is required to be included in income, and will generally be a long-term capital gain or loss if the Junior Subordinated Notes have been held for more than one year.

If the Junior Subordinated Notes were deemed to be issued with OID, a U.S. Holder’s tax basis in the Junior Subordinated Notes will generally be equal to its initial purchase price, increased by OID previously includible in such U.S. Holder’s gross income to the date of disposition and decreased by distributions or other payments received on the Junior Subordinated Notes since and including the date that the Junior Subordinated Notes were deemed to be issued with OID. In addition, in such case any gain recognized upon a sale of the Junior Subordinated Notes would generally be ordinary interest income and any loss would be ordinary loss to the extent of the OID accrued but not paid.

Should the Company exercise its option to defer payment of interest on the Junior Subordinated Notes, the Junior Subordinated Notes may trade at a price that does not fully reflect the accrued but unpaid interest relating to the Junior Subordinated Notes. In the event of such a deferral, a U.S. Holder who disposes of its Junior Subordinated Notes between record dates for payments of distributions will be required to include in income as ordinary income accrued but unpaid interest on the Junior Subordinated Notes to the date of disposition and to add such amount to its adjusted tax basis of the Junior Subordinated Notes. To the extent the selling price is less than the holder’s adjusted tax basis, such holder will recognize a capital loss. The deductibility of capital losses is subject to limitations under the Code.

A redemption of a Junior Subordinated Notes will, for United States federal income tax purposes, be treated in the same manner as a sale of Junior Subordinated Notes.

Non-U.S. Holders

Under current United States federal income tax law, no withholding of United States federal income tax should apply to a payment on the Junior Subordinated Notes to a Non-U.S. Holder under the “Portfolio Interest Exemption,” provided that:

•	such payment is not effectively connected with the holder’s conduct of a trade or business in the United States;

•	the Non-U.S. Holder does not actually or constructively own 10 percent or more of the total combined voting power of all classes of the Company’s stock entitled to vote;

•	the Non-U.S. Holder is not a controlled foreign corporation that is related directly or constructively to the Company through stock ownership;

•	the Non-U.S. Holder is not a bank that acquired the Junior Subordinated Notes in consideration for an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business; and

•	the Non-U.S. Holder satisfies the statement requirement by providing to the withholding agent, in accordance with specified procedures, a statement to the effect that such holder is not a United States person (generally through the provision of a properly executed Form W-8BEN).

If a Non-U.S. Holder cannot satisfy the requirements of the Portfolio Interest Exemption described above, payments on the Junior Subordinated Notes (including payments in respect of OID, if any, on the Junior Subordinated Notes) made to a Non-U.S. Holder will be subject to a 30 percent United States federal withholding tax, unless such holder provides the withholding agent with a properly executed statement (i) claiming an exemption from or reduction of withholding under an applicable United States income tax treaty; or (ii) stating that the payment on the Junior Subordinated Notes is not subject to withholding tax because it is effectively connected with such holder’s conduct of a trade or business in the United States.

If a Non-U.S. Holder is engaged in a trade or business in the United States (or, if certain tax treaties apply, if the Non-U.S. Holder maintains a permanent establishment within the United States) and the interest on the Junior Subordinated Notes is effectively connected with the conduct of that trade or business (or, if certain tax treaties apply, attributable to that permanent establishment), such Non-U.S. Holder will be subject to United States federal income tax on the interest on a net income basis in the same manner as if such Non-U.S. Holder were a U.S. Holder. In addition, a Non-U.S. Holder that is a foreign corporation that is engaged in a trade or business in the United States may be subject to a 30 percent (or, if certain tax treaties apply, such lower rates as provided in the applicable treaty) branch profits tax.

Any gain realized on the disposition of a Junior Subordinated Note will generally not be subject to United States federal income tax unless:

•	that gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (or, if certain tax treaties apply, is attributable to a permanent establishment maintained by the Non-U.S. Holder within the United States); or

•	the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met.

In general, backup withholding and information reporting will not apply to a payment of interest on the Junior Subordinated Notes to a Non-U.S. Holder, or to proceeds from the disposition of a Junior Subordinated Note by a Non-U.S. Holder, in each case, if the holder certifies under penalties of perjury that it is a Non-U.S. Holder and neither the Company nor its paying agent has actual knowledge to the contrary. Any amounts withheld under the backup withholding rules will be allowed as a credit against the Non-U.S. Holder’s United States federal income tax liability provided the required information is timely furnished to the IRS. In general, if the Junior Subordinated Notes are not held through a qualified intermediary, the amount of payments made with respect to such Junior Subordinated Notes, the name and address of the beneficial owner and the amount, if any, of tax withheld may be reported to the IRS.

UNDERWRITING

Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wachovia Capital Markets, LLC are acting as representatives of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter has agreed to purchase, and we have agreed to sell to that underwriter, the respective principal amounts of Junior Subordinated Notes set forth opposite the underwriter’s name below:

Principal Amount of
Junior Subordinated
Underwriters	Notes

Merrill Lynch, Pierce, Fenner & Smith Incorporated
Wachovia Capital Markets, LLC
BB&T Capital Markets, a division of Scott & Stringfellow, Inc.
J.P. Morgan Securities Inc.
Keefe Bruyette & Woods, Inc
Piper Jaffray & Co.
Raymond James & Associates

Total

The underwriting agreement provides that the obligations of the underwriters to purchase the Junior Subordinated Notes included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all Junior Subordinated Notes if they purchase any of the Junior Subordinated Notes. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

The underwriters are offering the Junior Subordinated Notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the Junior Subordinated Notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

The underwriters initially propose to offer part of the Junior Subordinated Notes directly to the public at the public offering price set forth on the cover page of this prospectus supplement before deduction of an underwriting discount of  % of the principal amount of the Junior Subordinated Notes. The underwriters also initially propose to offer part of the Junior Subordinated Notes to certain dealers at a price that represents a concession not in excess of  % of the principal amount of the Junior Subordinated Notes. The underwriters may allow, and any such dealers may reallow a discount not to exceed  % of the principal amount of the Junior Subordinated Notes on sales to other dealers. After the initial offering of the Junior Subordinated Notes to the public, the offering prices and other selling terms may be varied by the underwriters. We estimate that the total expenses of this offering, excluding underwriting discounts and commissions, will be approximately $448,000.

We have agreed that without the prior consent of the representatives, we will not issue, offer, sell, contract to sell or otherwise dispose of any of our debt securities for a period of 30 days from the date of this prospectus supplement.

Prior to this offering, there has been no public market for the Junior Subordinated Notes. We will apply to list the Junior Subordinated Notes on the New York Stock Exchange under the symbol “SGZ.” If approved for listing, trading of the Junior Subordinated Notes on the New York Stock Exchange is expected to commence within a 30-day period after the initial delivery of the Junior Subordinated Notes. In order to meet one of the requirements for listing the Junior Subordinated Notes on the New York Stock Exchange, the underwriters have undertaken to sell the Junior Subordinated Notes to a minimum of 400 beneficial owners.

The representatives have advised us that they intend to make a market in the Junior Subordinated Notes prior to the commencement of trading on the New York Stock Exchange, but are not obligated to do so, and may discontinue market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for the Junior Subordinated Notes.

In connection with this offering, the underwriters are permitted to engage in transactions that stabilize the market price of the Junior Subordinated Notes. Such transactions consist of bids or purchases to peg, fix or maintain the price of the Junior Subordinated Notes. If the underwriters create a short position in the Junior Subordinated Notes in connection with this offering, i.e., if they sell more Junior Subordinated Notes than are on the cover page of this prospectus supplement, the underwriters may reduce that short position by purchasing Junior Subordinated Notes in the open market. Purchases of a security to stabilize the price or to reduce a short position could cause the price of a security to be higher than it might be in the absence of such purchases.

Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Junior Subordinated Notes. In addition, neither we nor any of the underwriters makes any representation that the underwriters will engage in those transactions or that those transactions, once commenced, will not be discontinued without notice.

Certain of the underwriters and certain of their respective affiliates have performed banking, investment banking, custodial and advisory services for us and our affiliates, from time to time, for which they have received customary fees and expenses. The underwriters may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business. Wachovia Bank, National Association, an affiliate of Wachovia Capital Markets, LLC, Branch Banking & Trust Company, an affiliate of BB&T Capital Markets, and JPMorgan Chase Bank, N.A., an affiliate of J.P. Morgan Securities Inc., act as lenders under our existing credit agreement.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or contribute to payments that the underwriters may be required to make because of any of those liabilities.

LEGAL MATTERS

Certain legal matters, including the validity of the Junior Subordinated Notes offered in this offering will be passed upon for Selective by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York. Certain legal matters will be passed upon for the underwriters by Shearman & Sterling LLP, New York, New York.

FORWARD-LOOKING INFORMATION

In this prospectus supplement, Selective and its management discuss and make statements regarding their intentions, beliefs, current expectations, and projections regarding Selective’s future operations and performance. Such statements are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are often identified by words such as “anticipates,” “believes,” “expects,” “will,” “should” and “intends” and their negatives. Selective and its management caution prospective investors that such forward-looking statements are not guarantees of future performance. Risks and uncertainties are inherent in Selective’s future performance. Factors that could cause actual results to differ materially from those indicated by such forward-looking statements include, but are not limited to, those included in this prospectus supplement, the accompanying base prospectus and our reports incorporated by reference therein. These risk factors may not be exhaustive. We operate in a continually changing business environment, and new risk factors emerge from time-to-time. We can neither predict such new risk factors nor can we assess the impact, if any, of such new risk factors on our businesses or the extent to which any factor or combination of factors may cause actual results to differ materially from those expressed or implied in any forward-looking statements in this prospectus supplement. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus supplement might not occur. Selective and its management make forward-looking statements based on currently available information and assume no obligation to update these statements due to changes in underlying factors, new information, future developments, or otherwise.

PROSPECTUS

Common Stock, Preferred Stock, Debt Securities, Warrants,
Stock Purchase Contracts and Stock Purchase Units
of Selective Insurance Group, Inc.

From time to time, we may offer and sell:

•	common stock,

•	preferred stock,

•	debt securities,

•	warrants,

•	stock purchase contracts, and

•	stock purchase units.

We will file prospectus supplements and may provide other offering materials that furnish specific terms of the securities to be offered under this prospectus. The terms of the securities will include the initial offering price, aggregate amount of the offering, listing on any securities exchange or quotation system, investment considerations and the agents, dealers or underwriters, if any, to be used in connection with the sale of the securities. A prospectus supplement may also add, change or update information contained in this prospectus. You should read this prospectus and any applicable prospectus supplement or other offering materials carefully before you invest.

You should carefully consider the risks of an investment in our securities. Risk Factors begin on page 2.

Selective’s common stock is listed on the NASDAQ Global Select Market under the trading symbol “SIGI.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 18, 2006.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission using a “shelf” registration process. Under the shelf process, we may sell any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities we will provide a prospectus supplement and may provide other offering materials that will contain specific information about the terms of that offering. The prospectus supplement or other offering materials may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement or other offering materials, together with the additional information described under the heading “Where You Can Find More Information.”

This prospectus and any accompanying prospectus supplement or other offering materials do not contain all of the information included in the registration statement as permitted by the rules and regulations of the SEC. For further information, we refer you to the registration statement on Form S-3, including its exhibits. We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (“Securities Exchange Act”), and, therefore, file reports and other information with the Securities and Exchange Commission. Our file number with the Securities and Exchange Commission is 000-08641. Statements contained in this prospectus and any accompanying prospectus supplement or other offering materials about the provisions or contents of any agreement or other document are only summaries. If SEC rules require that any agreement or document be filed as an exhibit to the registration statement, you should refer to that agreement or document for its complete contents. You should not assume that the information in this prospectus, any prospectus supplement or any other offering materials is accurate as of any date other than the date on the front of each document. Our business, financial condition and results of operations may have changed since then.

In this prospectus, we use the terms “Selective,” the “Company,” “we,” “us” and “our” to refer to Selective Insurance Group, Inc.

i

SUMMARY

This summary highlights selected information from this prospectus and may not contain all of the information that is important to you. You should read all of the information in this prospectus along with the other information and financial statements we refer you to in the section “Where You Can Find More Information” appearing at the end of this document.

Selective Insurance Group, Inc.

Selective Insurance Group, Inc. offers property and casualty insurance products and diversified insurance products through its various subsidiaries.

Selective classifies its businesses into three operating segments:

•	Insurance Operations, which write commercial lines and personal lines property and casualty insurance through independent insurance agents, mainly in 20 states in the Eastern and Midwestern regions of the United States;

•	Investments; and

•	Diversified Insurance Services, which provide human resource administration outsourcing products and federal flood insurance administrative products and services.

Selective conducts its insurance operations, manages its investments and administers federal flood insurance products and services through one or more of the following subsidiaries:

•	Selective Insurance Company of America;

•	Selective Way Insurance Company;

•	Selective Auto Insurance Company of New Jersey;

•	Selective Insurance Company of the Southeast;

•	Selective Insurance Company of South Carolina;

•	Selective Insurance Company of New York; and

•	Selective Insurance Company of New England.

Selective was incorporated in New Jersey in 1977 to acquire all of the shares of Selective Insurance Company of America, formerly named “Selected Risks Insurance Company.”

Because Selective is a holding company, Selective relies on its subsidiaries for cash to pay its obligations and dividends to the Company’s stockholders. State insurance laws and regulations, as administered by state insurance departments, restrict how much money its insurance subsidiaries may distribute to the Company.

Selective’s principal executive offices are located at 40 Wantage Avenue, Branchville, New Jersey 07890 and Selective’s telephone number is (973) 948-3000.

USE OF PROCEEDS

Unless otherwise indicated in the applicable prospectus supplement or other offering materials, we will use the net proceeds from the sale of securities for general corporate purposes.

RISK FACTORS

Certain risk factors exist that can have a significant impact on Selective’s business, results of operations, and financial condition. The impact of these risk factors could also impact certain actions that Selective takes as part of its long-term capital strategy including, but not limited to, contributing capital to subsidiaries in its insurance operations and diversified insurance services segments, issuing additional debt and/or equity securities, repurchasing shares of the Company’s common stock, or increasing stockholders’ dividends.

The following list of risk factors is not exhaustive and others may exist. Selective operates in a continually changing business environment, and new risk factors emerge from time to time. Consequently, Selective can neither predict such new risk factors nor assess the impact, if any, they might have on its business in the future.

The property and casualty insurance industry is cyclical.

Historically, the results of the property and casualty insurance industry have experienced significant fluctuations due to high levels of competition, economic conditions, interest rates, and other factors. During 2006, commercial lines premium pricing, excluding exposure, has been down slightly compared to 2005 when pricing was flat. Commercial lines premium pricing increased from 2001 to 2004 after having declined for several years prior. The industry’s profitability also is affected by unpredictable developments, including:

•	Natural and man-made disasters;

•	Fluctuations in interest rates and other changes in the investment environment that affect investment returns;

•	Inflationary pressures (medical and economic) that affect the size of losses;

•	Judicial decisions that affect insurers’ liabilities;

•	Pricing and availability of reinsurance in the marketplace; and

•	Weather-related impacts, including the effects of global warming trends.

Selective may be adversely affected by catastrophes and weather-related events.

Results of property and casualty insurers are subject to weather and other conditions. While one year may be relatively free of major weather or other disasters, another year may have numerous such events causing results to be materially worse than other years. Selective’s insurance subsidiaries have experienced catastrophe losses and we expect them to experience such losses in the future.

Various natural and man-made events can cause catastrophes, including, but not limited to hurricanes, tornadoes, windstorms, earthquakes, hail, terrorism, explosions, severe winter weather, and fires. The frequency and severity of these catastrophes are inherently unpredictable. The extent of losses from a catastrophe is determined by the severity of the event and the total amount of insured exposures in the area affected by the event. Although catastrophes can cause losses in a variety of property and casualty lines, most of the catastrophe-related claims of Selective’s insurance subsidiaries historically have been related to commercial property and homeowners coverages. Selective’s property and casualty insurance business is concentrated geographically in the Eastern and Midwestern regions of the United States. As of June 30, 2006, the State of New Jersey accounted for approximately 33% of the Company’s total net premiums written.

Selective’s insurance subsidiaries seek to reduce their exposure to catastrophe losses through the purchase of catastrophe reinsurance. Reinsurance, however, may prove inadequate if:

•	The modeling software used to analyze the insurance subsidiaries’ risk proves inadequate; or

•	A major catastrophic loss exceeds the reinsurance limit or the reinsurers’ financial capacity; or

•	The frequency of catastrophe losses result in Selective lacking reinsurance cover after having used its available reinstatements under one or more of its reinsurance treaties.

Acts of terrorism may not be covered by, or may exceed, reinsurance limits.

On November 26, 2002, the Terrorism Risk Insurance Act of 2002 (“TRIA”) was signed into law. TRIA was amended in December 2005 to be in effect through December 31, 2007. TRIA requires sharing the risk of future losses from terrorism between private insurers and the federal government, and is applicable to almost all commercial lines of insurance. Insurance companies with direct commercial insurance exposure in the United States are required to participate in this program. TRIA rescinded all previously approved exclusions for terrorism. Policyholders for non-workers compensation policies have the option to accept or decline the terrorism coverage Selective offers in its policies, or negotiate other terms. In 2005, approximately 90% of Selective’s commercial non-workers compensation policyholders purchased terrorism coverage. The terrorism coverage is mandatory for all workers compensation primary policies.

In addition, ten of the twenty primary states in which Selective’s insurance subsidiaries write commercial property coverage mandate the coverage of fire following an act of terrorism. These provisions apply to new policies written after the enactment of TRIA. A terrorism act must be certified by the Secretary of Treasury in order to be covered by TRIA. TRIA limits the certified losses to “international terrorism” defined as an act committed on behalf of any foreign person or foreign interest in which the damage from the event is in excess of $50 million in 2006 and $100 million in 2007, and the event was not committed in the course of a war declared by the United States. Each participating insurance company will be responsible for paying out a certain amount in claims (a deductible) before federal assistance becomes available. This deductible, which is equal to $160 million for Selective in 2006, is based on a percentage of commercial lines direct earned premiums for lines subject to TRIA from the prior calendar year. For losses above an insurer’s deductible, the federal government will cover 90%, while the insurer contributes 10%.

Although the provisions of TRIA will serve to mitigate Selective’s exposure in the event of a large-scale terrorist attack, the Company’s deductible is substantial. In addition, it is uncertain whether TRIA will be extended past its current termination date of December 2007 and, therefore, it may not be a permanent solution. Selective continues to monitor concentrations of risk and has purchased a separate terrorism treaty to supplement its protection to this highly unknown exposure.

Selective’s reserves may not be adequate to cover actual losses and expenses.

Selective is required to maintain loss reserves for its estimated liability for losses and loss expenses associated with reported and unreported insurance claims for each accounting period. From time to time, Selective adjusts reserves and, if the reserves are inadequate, the Company will be required to increase reserves. An increase in reserves: (1) reduces net income and stockholders’ equity for the period in which the deficiency in reserves is identified, and (2) could have a material adverse effect on Selective’s results of operations, liquidity, financial condition and financial strength, and debt ratings. Selective’s estimates of reserve amounts are based on facts and circumstances of which we are aware, including our expectations of the ultimate settlement and claim administration expenses, predictions of future events, trends in claims severity and frequency, and other subjective factors. There is no method for precisely estimating the Company’s ultimate liability for settlement of claims. Selective regularly reviews its reserving techniques and its overall amount of reserves. Selective also reviews:

•	Information regarding each claim for losses;

•	The Company’s loss history and the industry’s loss history;

•	Legislative enactments, judicial decisions and legal developments regarding damages;

•	Changes in political attitudes; and

•	Trends in general economic conditions, including inflation.

Selective cannot be certain that the reserves it establishes are adequate or will be adequate in the future.

Selective is heavily regulated in the states in which it operates.

Selective is subject to extensive supervision and regulation in the states in which its insurance and human resources administration outsourcing subsidiaries transact business. The primary purpose of insurance regulation is to protect individual policyholders and not shareholders or other investors. Selective’s business can be adversely affected by regulations affecting property and casualty insurance companies. For example, laws and regulations can lead to mandated reductions in rates to levels that Selective does not believe are adequate for the risks it insures. Other laws and regulations limit the ability of Selective’s insurance subsidiaries to cancel or refuse to renew policies and require them to offer coverage to all consumers. Changes in laws and regulations, or their interpretations, pertaining to insurance may also have an impact on Selective’s business. Selective’s concentration of business may expose the Company to increased risks of regulatory matters in the states in which its insurance subsidiaries write insurance that are greater than the risks of having business in a greater number of geographic markets.

Although the federal government does not directly regulate the insurance industry, federal initiatives, from time to time, can also impact the insurance industry. Proposals intended to control the cost and availability of healthcare services have been debated in the U.S. Congress and state legislatures. Although Selective’s insurance subsidiaries neither write health insurance nor assume any healthcare risk, rules affecting healthcare services can affect workers compensation, commercial and personal automobile, liability, and other insurance that they do write. The Company cannot determine whether, or in what form, healthcare reform legislation may be adopted by the U.S. Congress or any state legislature. Selective also cannot determine the nature and effect, if any, that the adoption of healthcare legislation or regulations, or changing interpretations, at the federal or state level would have on the Company.

Examples of insurance regulatory risks include:

Automobile Insurance Regulation

In 1998, New Jersey instituted an Urban Enterprise Zone (“UEZ”) Program, which requires New Jersey auto insurers to have a market share in certain urban territories that is in proportion to their statewide market share. Due to mandated urban rate caps, the premiums on these UEZ policies are typically insufficient to cover losses. Although the law that imposed these urban rate caps was repealed in 1998, the caps continue to be enforced by the New Jersey Department of Banking and Insurance (“DOBI”).

From time to time, legislative proposals are passed and judicial decisions are rendered related to automobile insurance regulation, which could adversely affect Selective’s results of operation. For example, in 2005 the New Jersey Supreme Court’s decision eliminated the application of the serious life impact standard to personal automobile bodily injury liability cases under the verbal tort threshold of New Jersey’s Automobile Insurance Cost Reduction Act. This now allows claimants to file lawsuits for non-economic damages without proving that the injuries sustained had a serious impact on their life.

Workers Compensation Insurance Regulation

Because certain of Selective’s insurance subsidiaries voluntarily write workers compensation insurance, such subsidiaries are required by state law to support the involuntary market. Insurance companies that underwrite voluntary workers compensation insurance can either directly write involuntary coverage, which is assigned by state regulatory authorities, or participate in a sharing arrangement, where the business is written by a servicing carrier and the profits or losses of that serviced business are shared among the participating insurers. Selective’s insurance subsidiaries that write workers compensation insurance currently participate through a sharing arrangement in all states, except New Jersey, where certain of Selective’s insurance subsidiaries currently write involuntary coverage directly. Historically, workers compensation business has been unprofitable whether written directly or handled through a sharing arrangement. Additionally, Selective’s insurance subsidiaries that write workers compensation insurance are required to provide workers compensation benefits for losses arising from acts of terrorism under their workers compensation policies. The impact of any terrorist act is unpredictable, and the ultimate impact on Selective will depend upon the nature, extent, location and timing of such an act. Any such impact on Selective could be material.

Homeowners Insurance Regulation

Selective is subject to regulatory provisions that are designed to address potential availability and/or affordability problems in the homeowners property insurance marketplace. Involuntary market mechanisms, such as the New Jersey Insurance Underwriting Association (“New Jersey FAIR Plan”), generally result in assessments to the Company. The New Jersey FAIR Plan writes fire and extended coverage on homeowners for those individuals unable to secure insurance elsewhere. Insurance companies that voluntarily write homeowners insurance in New Jersey are assessed a portion of any deficit from the New Jersey FAIR Plan based on their share of the voluntary market. Similar involuntary plans exist in most other states where Selective’s insurance subsidiaries operate.

Flood Insurance Regulation

The Federal Government’s National Flood Insurance Program (“NFIP”), currently covers flooding caused by storm surge where water is pushed toward the shore by the force of the winds swirling around a storm. If this federal program is modified in an unfavorable manner whereby flooding related to storm surge is no longer covered or is required to be covered by homeowners policies, such modification could have a material adverse effect on Selective’s flood and/or homeowners results.

Selective may be adversely impacted by a change in its ratings.

Insurance companies are subject to financial strength ratings produced by external rating agencies, based upon factors relevant to policyholders. Ratings are not recommendations to buy, hold, or sell any of Selective’s securities. Higher ratings generally indicate financial stability and a strong ability to pay claims.

Selective depends on independent insurance agents and other third party service providers.

Selective markets and sells its insurance products through independent, non-exclusive insurance agencies and brokers. Agencies and brokers are not obligated to promote its insurance products, and they may also sell the insurance products of the Company’s competitors. As a result, Selective’s business depends in part on the marketing and sales efforts of these agencies and brokers. As Selective diversifies and expands its business geographically, the Company may need to expand its network of agencies and brokers to successfully market its products. If these agencies and brokers fail to market Selective’s products successfully, Selective’s business may be adversely impacted. Also, independent agents may decide to sell their businesses to banks, other insurance agencies, or other businesses. Agents with one of Selective’s appointments may decide to buy other agents. Changes in ownership of agencies or expansion of agencies through acquisition could adversely affect an agency’s ability to control growth and profitability, thereby adversely affecting Selective’s business.

In addition to independent insurance agents, Selective also relies on third party service providers to conduct a portion of its premium audits, loss control services and claims adjusting services. Selective’s human resources outsourcing business relies on third party service providers for products such as health coverage, flexible spending accounts, and 401(k) savings plans. If these third party service providers fail to perform their respective services and/or fail to provide their products successfully and/or accurately, Selective’s business may be adversely impacted.

Selective’s ability to reduce its exposure to risks depends on the availability and cost of reinsurance.

Selective transfers its risk exposure to other insurance and reinsurance companies through reinsurance arrangements. Through these arrangements, another insurer assumes a specified portion of the Company’s losses and loss adjustment expenses in exchange for a specified portion of the insurance policy premiums. The availability, amount, and cost of reinsurance depend on market conditions, which may vary significantly. Any decrease in the amount of Selective’s reinsurance will increase its risk of loss. Selective also faces credit risk with respect to reinsurance. The inability of any of the Company’s reinsurers to meet their financial obligations could materially and adversely affect our operations, as we remain primarily liable to our customers under the policies that we have reinsured.

Selective faces significant competition from other regional and national insurance companies, agents and from self-insurance.

Selective competes with both regional and national property and casualty insurance companies, including those that do not use independent agents and write directly with insureds. Many of these competitors are larger than Selective and have greater financial, technical, and operating resources. Because Selective sells its coverages through independent insurance agents who also are agents of its competitors, Selective faces competition within each of its appointed independent insurance agencies.

The property and casualty insurance industry is highly competitive on the basis of both price and service. If Selective’s competitors price their products more aggressively, the Company’s ability to grow or renew its business as well as its profitability may be adversely impacted. There are many companies competing for the same insurance customers in the geographic areas in which Selective operates. The Internet has also emerged as a significant source of new competition, both from existing competitors and from new competitors.

Selective also faces competition, primarily in the commercial insurance market, from entities that self-insure their own risks. Many of Selective’s customers and potential customers are examining the benefits and risks of self-insuring as an alternative to traditional insurance.

A number of new, proposed, or potential legislative or industry developments could further increase competition in the property and casualty insurance industry. These developments include:

•	The Gramm-Leach-Bliley Act, which could result in increased competition from new entrants to the insurance market, including banks and other financial service companies;

•	Programs in which state-sponsored entities provide property insurance in catastrophe-prone areas or other alternative market types of coverage; and

•	Changing practices caused by the Internet, which has led to greater competition in the insurance business and, in some cases, greater expectations for customer service.

New competition from these developments could cause the supply or demand for insurance to change, which could adversely affect Selective’s results of operations and financial condition.

Selective is a holding company, and its subsidiaries may have a limited ability to declare dividends, and thus may not have access to the cash that is needed to meet its cash needs.

Substantially all of Selective’s operations are conducted through its subsidiaries. Restrictions on the ability of the Company’s subsidiaries, particularly the insurance subsidiaries, to pay dividends or make other cash payments to Selective may materially affect its ability to pay principal and interest on its indebtedness and dividends on its common stock.

Under the terms of Selective’s debt agreements and financial solvency laws affecting insurers, the Company’s subsidiaries are permitted to incur indebtedness up to certain levels that may restrict or prohibit the making of distributions, the payment of dividends, or the making of loans by the subsidiaries to Selective. The Company cannot assure that the agreements governing the current and future indebtedness of its subsidiaries will permit such subsidiaries to provide Selective with sufficient dividends, distributions, or loans to fund its cash needs. Sources of funds for the insurance subsidiaries primarily consist of premiums, investment income, and proceeds from sales and redemption of investments. Such funds are applied primarily to payment of claims, insurance operating expenses, income taxes and the purchase of investments, as well as dividends and other payments.

Selective’s insurance subsidiaries may declare and pay dividends to Selective only if they are permitted to do so under the insurance regulations of their respective state of domicile. All of the states in which Selective’s insurance subsidiaries are domiciled regulate the payment of dividends. Some states, including New Jersey, North Carolina, and South Carolina, require that Selective give notice to the relevant state insurance commissioner prior to its insurance subsidiaries declaring any dividends and distributions payable to Selective. During the notice period, the state insurance commissioner may disallow all or part of the proposed dividend upon determination that: (1) the insurer’s surplus is not reasonable in relation to its liabilities and adequate to its financial needs and those of the policyholders, or (2) in the case of New Jersey, the insurer is otherwise in a hazardous financial condition. In addition, insurance regulators may block dividends or other payments to affiliates that would otherwise be permitted without prior approval upon determination that, because of the financial condition of the insurance subsidiary or otherwise, payment of a dividend or any other payment to an affiliate would be detrimental to an insurance subsidiary’s policyholders or creditors. Selective’s subsidiary, Selective HR Solutions, Inc. (collectively with its subsidiaries, “SHRS”), may also declare and pay dividends. Potential dividends are restricted only by the operating needs of SHRS.

Class action litigation could affect Selective’s business practices and financial results.

Selective’s industries have been the target of class action litigation in areas including the following:

•	After-market crash parts;

•	Urban homeowner underwriting practices;

•	Health maintenance organization practices; and

•	Discounting and payment of personal injury protection claims.

A change in Selective’s market share in New Jersey could adversely impact the results in its private passenger automobile business.

New Jersey insurance regulations require New Jersey auto insurers to involuntarily write private passenger automobile insurance for individuals who are unable to obtain insurance in the voluntary market. These policies are priced according to a separate rating scheme that is established by the assigned risk plan and subject to approval by DOBI. The amount of involuntary insurance an insurer must write in New Jersey depends on the insurer’s statewide market share — the greater the market share the more involuntary coverage the insurer is required to write. The underwriting of involuntary personal automobile insurance in New Jersey has been historically unprofitable.

Selective depends on key personnel.

To a large extent, the success of Selective’s businesses is dependent on its ability to attract and retain key employees, in particular its senior officers, key management, sales, information systems, underwriting, claims, human resources outsourcing, and corporate personnel. Competition to attract and retain key personnel is intense. While Selective has employment agreements with a number of key managers, the Company generally does not have employment contracts with its employees and cannot ensure that it will be able to attract and retain key personnel.

Selective’s investments support its operations and provide a significant portion of its revenues and earnings.

Like many other property and casualty insurance companies, Selective depends on income from its investment portfolio for a significant portion of its revenues and earnings. Any significant decline in the Company’s investment income as a result of falling interest rates, decreased dividend payment rates, or general market conditions would have an adverse effect on its results. Fluctuations in interest rates cause inverse fluctuations in the market value of the Company’s debt portfolio. Any significant decline in the market value of its investments, excluding its held-to-maturity investments, would reduce the Company’s stockholders’ equity and its policyholders’ surplus, which could impact the Company’s ability to write additional premiums. In addition, Selective’s notes payable are subject to certain debt-to-capitalization restrictions, which could also be impacted by a significant decline in investment values.

Selective faces risks as a servicing carrier in the Write-Your-Own program, of the United States government’s NFIP Program.

Flood insurance is offered through the NFIP, which is covered by the Federal Emergency Management Agency, under the U.S. Department of Homeland Security. During 2005, the destruction caused by Hurricanes Katrina and Rita stressed the NFIP with flood losses in excess of $20 billion. Selective anticipates that given such losses, the present and future of the NFIP will be critically evaluated with a focus on easing the costs of the program. If this federal program is modified in a manner unfavorable to the Company, it could have a material adverse effect on its flood business.

Selective employs anti-takeover measures that may discourage potential acquirors and could adversely affect the value of its common stock.

Selective owns all of the shares of stock of its insurance subsidiaries domiciled in the states of New Jersey, New York, North Carolina, South Carolina, and Maine. State insurance laws require prior approval by state insurance departments of any acquisition or control of a domestic insurance company or of any company that controls a domestic insurance company. Any purchase of 10% or more of Selective’s outstanding common stock would require prior action by all or some of the insurance commissioners of these states.

Other factors also may discourage, delay or prevent a change of control of Selective, including among others provisions, in the Company’s certificate of incorporation, as amended, relating to:

•	Supermajority voting and fair price for the Company’s business combinations;

•	Staggered terms for the Company’s directors;

•	Supermajority voting requirements to amend the foregoing provisions;

•	The Company’s stockholder rights plan;

•	Guaranteed payments that must be made to the Company’s officers upon a change of control; and

•	The ability of the Company’s board of directors to issue “blank check” preferred stock.

The New Jersey Shareholders Protection Act provides that Selective, as a New Jersey corporation, may not engage in business combinations specified in the statute with a shareholder having indirect or direct beneficial ownership of 10% or more of the voting power of the Company’s outstanding stock (an interested shareholder) for a period of five years following the date on which the shareholder became an interested shareholder, unless the business combination is approved by the board of directors of the corporation before the date the shareholder became an interested shareholder. These provisions also could have the effect of depriving Selective stockholders of an opportunity to receive a premium over the prevailing market price if a hostile takeover were attempted and may adversely affect the value of the Company’s common stock.

Selective faces risks from technology-related failures.

Selective’s businesses are increasingly dependent on computer and Internet-enabled technology. The Company’s inability to anticipate or manage problems with technology associated with scalability, security, functionality or reliability could adversely affect its ability to write business and service accounts, and could adversely impact its results of operations and financial conditions.

Selective faces risks in the human resources outsourcing business.

The operations of SHRS are affected by numerous federal and state laws and regulations relating to employment matters, benefits plans and taxes. In performing services for its clients, SHRS assumes some obligations of an employer under these laws and regulations. Regulation in the human resources outsourcing business is constantly evolving, which could result in the modification of laws and regulations from time to time. Selective is unable to predict what additional government initiatives, if any, affecting SHRS’s business may be promulgated in the future. Consequently, the Company is also unable to predict whether SHRS will be able to adapt to new or modified regulatory requirements or obtain necessary licenses and government approvals.

DESCRIPTION OF CAPITAL STOCK

General

The authorized capital stock of Selective consists of 180,000,000 shares of common stock, $2.00 par value, and 5,000,000 shares of preferred stock, without par value. As of June 30, 2006, there were issued and outstanding 29,172,974 shares of common stock. Selective had no preferred stock issued and outstanding.

The following is a description of the material terms of Selective’s capital stock:

Common Stock

All shares of Selective’s common stock have equal rights. The holders of shares of Selective’s common stock, subject to the preferential rights of the holders of any shares of the Company’s preferred stock, are entitled to dividends when and as declared by the Board. The holders of Selective’s common stock have one vote per share on all matters submitted to a vote of its stockholders and the right to its net assets in liquidation after payment of any amounts due to creditors and any amounts due to the holders of the Company’s preferred stock. Holders of shares of Selective’s common stock are not entitled as a matter of right to any preemptive or subscription rights and are not entitled to cumulative voting for directors. All outstanding shares of Selective’s common stock are fully paid and nonassessable.

Selective’s By-laws provide that the annual meeting of stockholders shall be held on the first Friday in May of each year at Selective Insurance Group, Inc.’s principal office or at such other time, date and place as is designated by the Board. A written notice of meeting must be given to each stockholder at least ten days before the meeting.

The transfer agent and registrar for Selective’s common stock is Wells Fargo Shareowner Services, P.O. Box 64854, St. Paul, Minnesota 55164-0854.

Preferred Stock

Under Selective’s certificate of incorporation, the Company is authorized to issue up to 5,000,000 shares of preferred stock in one or more series with the designations and the relative voting, dividend, liquidation, conversion, redemption and other rights and preferences fixed by the Board. The Board can issue preferred stock without any approval by Selective’s stockholders.

On November 3, 1989, the Board created a series of preferred stock designated as Series A Junior Preferred Stock. Selective has reserved 300,000 shares of Series A Junior Preferred Stock for issuance under its stockholder rights plan, which is described below.

Stockholder Rights Plan

Selective has a stockholder rights plan. Under its stockholder rights plan, each stockholder has one right for each share of the Company’s common stock it holds. Each right entitles its holder to purchase from Selective one two-hundredth of a share of Series A Junior Preferred Stock at a purchase price of $80.00. Selective has the authority to adjust the rights to prevent dilution of the interests represented by each right. The rights agreement between Selective and Wells Fargo Bank, National Association, successor to First Chicago Trust Company of New York, as rights agent, describes the terms of the rights.

Each outstanding share of Series A Junior Preferred Stock will be entitled to an aggregate preferential quarterly dividend of 100 times the dividend declared on a share of Selective’s common stock and an aggregate preferential liquidation payment of 100 times the payment made for a share of its common stock. Each outstanding share of Series A Junior Preferred Stock will have one vote, and each one two-hundredths of a share will have one two-hundredth of a vote, voting together with outstanding shares of common stock. In the event of a merger or other transaction in which shares of common stock are exchanged, each share of Series A Junior Preferred Stock will receive 100 times the amount received for each outstanding share of common stock.

The rights are attached to all outstanding shares of Selective’s common stock and trade with its common stock until they become exercisable. Selective will not distribute separate rights certificates. The rights will separate from the Company’s common stock and a distribution date will occur upon the earlier of:

(1) 10 days following the date of any public announcement that a person or group of affiliated or associated persons has acquired beneficial ownership of 15% or more of the outstanding shares of Selective’s common stock, or

(2) 10 business days (or such later time as may be determined by action of the Board) following the commencement or announcement of a tender offer or exchange offer that would result in a person or group becoming the beneficial owner of 15% or more of the outstanding shares of Selective’s common stock.

Until the distribution date or earlier redemption, exchange or expiration of the rights:

(1) The rights will be evidenced by the common stock certificates and will be transferred with and only with those common stock certificates,

(2) New common stock certificates will contain a notation incorporating Selective’s rights agreement by reference, and

(3) The surrender for transfer of any certificates for common stock will also constitute the transfer of the rights associated with the common stock represented by those certificates.

The rights are not exercisable until the distribution date and will expire at the close of business on February 2, 2009 unless Selective redeems or exchanges them first as described below.

As soon as practicable after the distribution date, Selective will mail right certificates to holders of record of common stock as of the close of business on the distribution date. Thereafter, the separate right certificates alone will represent the rights. Except as otherwise determined by the Board, Selective will issue rights only with shares of its common stock issued before the distribution date.

If any person becomes the beneficial owner of 15% or more of the outstanding shares of Selective’s common stock, the Company will provide each right holder, other than the beneficial owner of 15% or more of the outstanding shares of Selective’s common stock, with the right to receive upon exercise of the right that number of shares of common stock having a market value of two times the exercise price of the right. In the event that, at any time following the stock acquisition date:

(1) Selective is acquired in a merger or other business combination transaction, or

(2) 50% or more of the Company’s assets or earning power is sold,

then each holder of a right shall thereafter have the right to receive, upon exercise of a right, common stock of the acquiring company having a market value equal to two times the exercise price of the right.

Selective may adjust the purchase price payable, and the number of shares of Series A Junior Preferred Stock or other securities or property issuable, upon exercise of the rights from time to time to prevent dilution:

(1) In the event of a stock dividend on, or a subdivision, combination or reclassification of, common stock or the Series A Junior Preferred Stock,

(2) If holders of the Series A Junior Preferred Stock are granted certain rights or warrants to subscribe for Series A Junior Preferred Stock or convertible securities at less than the current market price of the Series A Junior Preferred Stock, or

(3) Upon the distribution to holders of the Series A Junior Preferred Stock of evidences of indebtedness or assets, excluding regular quarterly cash dividends, or of subscription rights or warrants, other than those referred to above.

With certain exceptions, Selective will not adjust the purchase price until cumulative adjustments amount to at least 1% of the purchase price. Selective will not issue fractional units and, instead, it will make an adjustment in cash based on the market price of the Series A Junior Preferred Stock on the last trading date prior to the date of exercise.

The rights are redeemable in whole, but not in part, at a price of $.01 per right by the Board at any time until the stock acquisition date on which a person or group has become the beneficial owner of 15% or more of the outstanding shares of Selective’s common stock. At any time after a person or group has become the beneficial owner of 15% or more of the outstanding shares of Selective’s common stock, and before that person or group has acquired 50% of the outstanding shares of the Company’s common stock, the Board may exchange each right, in whole or in part, held by stockholders, other than the beneficial owner of 15% or more of the outstanding shares of the Company’s common stock, for one share of Selective’s common stock or one two-hundredth of a share of Series A Junior Preferred Stock.

Immediately upon the action of the Board ordering redemption or exchange of the rights, the rights will terminate and thereafter the holders of rights will be entitled only to receive shares of common stock or the redemption price.

Until a right is exercised, the holder will have no rights as a stockholder of Selective beyond those as an existing stockholder. As long as the rights are attached to Selective’s common stock, the Company will issue a right with each new share of its common stock issued.

Selective’s stockholder rights plan has the effect of discouraging, delaying or preventing attempts to take over Selective.

Antitakeover Provisions

Under Selective’s certificate of incorporation, a merger, consolidation, sale of all or substantially all of the Company’s assets or other business combination involving an interested stockholder holding 10% or more of the voting power of its capital stock requires the affirmative vote of two-thirds of its outstanding voting stock unless the transaction has been approved by a majority of those members of the Board who are not affiliated with the interested stockholder or unless the interested stockholder offers a fair price and reasonably uniform terms to all other stockholders, as described in Selective’s certificate of incorporation. Selective’s certificate of incorporation also provides for a classified, or “staggered,” board of directors. The vote of two-thirds of the Company’s outstanding voting stock are required to amend or repeal these provisions.

The foregoing provisions have the effect of discouraging, delaying or preventing attempts to take over Selective.

Regulation of Insurance Company Takeovers

Selective owns, directly or indirectly, all of the shares of stock of its insurance company subsidiaries domiciled in Maine, New Jersey, New York, North Carolina and South Carolina. State insurance laws require prior approval by state insurance departments of any acquisition of control of an insurance company domiciled in the state or a company which controls an insurance company domiciled in the state. For this purpose, control generally includes ownership of 10% or more of the voting securities of, or the possession of proxies representing 10% or more, of an insurance company or insurance holding company, unless the state insurance commissioner determines otherwise. As such, any purchase of 10% or more of the common stock of Selective could require approval of the insurance departments in the states mentioned above.

DESCRIPTION OF DEBT SECURITIES

This section describes the general terms and provisions of the debt securities which may be offered by us from time to time. We will file prospectus supplements and may provide other offering materials that will describe the specific terms of offered debt securities. In addition, the applicable prospectus supplement will show a ratio of earnings to fixed charges in accordance with SEC rules.

We may issue debt securities either separately or together with, or upon the conversion of, or in exchange for, other securities.

We may issue senior or subordinated debt securities (including senior subordinated and junior subordinated debt securities). Neither the senior debt securities nor the subordinated debt securities will be secured by any of our property or assets or the property or assets of our subsidiaries. Thus, by owning a debt security, you are one of our unsecured creditors.

The senior debt securities and, in the case of senior debt securities in bearer form, any related interest coupons, will be issued under our senior debt indenture described below and will rank equally with all of our other unsecured and unsubordinated debt.

The subordinated debt securities and, in the case of subordinated debt securities in bearer form, any related interest coupons, will be issued under our senior subordinated debt indenture or our junior subordinated debt indenture described below and will be subordinate in right of payment to all of our “senior indebtedness,” as defined in the applicable subordinated debt indenture. None of the indentures limit our ability to incur additional unsecured indebtedness.

When we refer to “debt securities” in this prospectus, we mean both the senior debt securities and the subordinated debt securities. When we refer to “subordinated debt securities” in this prospectus, we mean both the senior subordinated debt securities and the junior subordinated debt securities.

The particular terms of the offered debt securities and the extent to which the general provisions described below may apply to the offered debt securities will be described in the prospectus supplement or other offering materials.

The Senior Debt Indenture, Senior Subordinated Debt Indenture, and Junior Subordinated Debt Indenture

The senior debt securities and the subordinated debt securities are each governed by a document called an indenture — the senior debt indenture, in the case of the senior debt securities, and the senior subordinated debt indenture or the junior subordinated debt indenture, in the case of the subordinated debt securities. Each indenture is a contract between Selective and U.S. Bank National Association, which acts as trustee. The indentures are substantially identical, except for the provisions relating to subordination, which are included only in the senior subordinated debt indenture and the junior subordinated debt indenture.

Reference to the indenture or the trustee with respect to any debt securities, means the indenture under which those debt securities are issued and the trustee under that indenture.

The trustee has two main roles:

1. The trustee can enforce the rights of holders against us if we default on our obligations under the terms of the indenture or the debt securities.

2. The trustee performs administrative duties for us, such as sending interest payments and notices to holders, and transferring a holder’s debt securities to a new buyer if a holder sells.

The indenture and its associated documents contain the full legal text of the matters described in this section. The indenture and the debt securities are governed by New York law. A copy of each indenture is an exhibit to the registration statement of which this prospectus is a part. See “Where You Can Find More Information” below for information on how to obtain a copy.

General

We may issue as many distinct series of debt securities under any of the indentures as we wish. The provisions of the senior debt indenture, the senior subordinated debt indenture and junior subordinated debt indenture allow us not only to issue debt securities with terms different from those previously issued under the applicable indenture, but also to “reopen” a previous issue of a series of debt securities and issue additional debt securities of that series. We may issue debt securities in amounts that exceed the total amount specified on the cover of your prospectus supplement at any time without your consent and without notifying you. In addition, we may offer debt securities, together in the form of units with other debt securities, warrants, stock purchase contracts and preferred stock or common stock, as described below under “Description of Stock Purchase Contracts and Stock Purchase Units.”

This section summarizes the material terms of the debt securities that are common to all series, although the prospectus supplement which describes the terms of each series of debt securities may also describe differences from the material terms summarized here.

Because this section is a summary, it does not describe every aspect of the debt securities. This summary is subject to and qualified in its entirety by reference to all the provisions of the indenture, including definitions of certain terms used in the indenture. In this summary, we describe the meaning of only some of the more important terms. For your convenience, we also include references in parentheses to certain sections of the indenture. Whenever we refer to particular sections or defined terms of the indenture in this prospectus or in the prospectus supplement, such sections or defined terms are incorporated by reference here or in the prospectus supplement. The forms of senior debt indenture, the senior subordinated debt indenture and junior subordinated debt indenture are filed as exhibits to the registration statement of which this prospectus is a part, and are incorporated by reference. The indentures are subject to and governed by the Trust Indenture Act of 1939, as amended. You should refer to the applicable indenture for the provisions that may be important to you.

This summary also is subject to and qualified by reference to the description of the particular terms of your series described in the prospectus supplement. Those terms may vary from the terms described in this prospectus. The prospectus supplement relating to each series of debt securities will be attached to the front of this prospectus. There may also be a further prospectus supplement, known as a pricing supplement, which contains the precise terms of debt securities you are offered. In addition, we may also incorporate additional information concerning the debt securities by reference into registration statement of which this prospectus forms a part. See the section entitled “Where You Can Find More Information.”

We may issue the debt securities as original issue discount securities, which may be offered and sold at a substantial discount below their stated principal amount. (Section 3.01). The prospectus supplement relating to the original issue discount securities will describe federal income tax consequences and other special considerations applicable to them. The debt securities may also be issued as indexed securities or securities denominated in foreign currencies or currency units, as described in more detail in the prospectus supplement relating to any of the particular debt securities. The prospectus supplement relating to specific debt securities will also describe certain additional tax considerations applicable to such debt securities.

In addition, the specific financial, legal and other terms particular to a series of debt securities will be described in the prospectus supplement and, if applicable, a pricing supplement relating to the series. The prospectus supplement relating to a series of debt securities will describe the following terms of the series:

•	the title of the series of debt securities;

•	whether it is a series of senior debt securities or a series of subordinated debt securities;

•	any limit on the aggregate principal amount of the series of debt securities;

•	the date or dates on which the series of debt securities will mature;

•	the person to whom interest on a debt security is payable, if other than the holder on the regular record date;

•	the rate or rates, which may be fixed or variable per annum, at which the series of debt securities will bear interest, if any, and the date or dates from which that interest, if any, will accrue;

•	the circumstances, if any, in which principal, if any, or interest on such debt security may be deferred;

•	the place or places where the principal of, premium, if any, and interest on the debt securities is payable;

•	any optional redemption or repayment provisions;

•	the dates on which interest, if any, on the series of debt securities will be payable and the regular record dates for the interest payment dates;

•	the date, if any, after which and the price or prices at which the series of debt securities may, in accordance with any optional or mandatory redemption provisions, be redeemed and the other detailed terms and provisions of those optional or mandatory redemption provisions, if any;

•	any mandatory or optional sinking funds or similar provisions or provisions for redemption at the option of the issuer;

•	if the debt securities may be converted into or exercised or exchanged for our common stock or preferred stock or other of our securities or the debt or equity securities of third parties, the terms on which conversion, exercise or exchange may occur, including whether conversion, exercise or exchange is mandatory, at the option of the holder or at our option, the period during which conversion, exercise or exchange may occur, the initial conversion, exercise or exchange price or rate and the circumstances or manner in which the amount of common stock or preferred stock or other securities or the debt or equity securities of third parties issuable upon conversion, exercise or exchange may be adjusted;

•	if other than denominations of $1,000 and any of its integral multiples, the denominations in which the series of debt securities will be issuable;

•	the currency of payment of principal, premium, if any, and interest on the series of debt securities;

•	if the currency of payment for principal, premium, if any, and interest on the series of debt securities is subject to our election or that of a holder, the currency or currencies in which payment can be made and the period within which, and the terms and conditions upon which, the election can be made;

•	if a trustee other than U.S. Bank National Association is named for the debt securities, the name of such trustee.

•	any index used to determine the amount of payment of principal or premium, if any, and interest on the series of debt securities;

•	the applicability of the provisions described under “— Defeasance” below;

•	any event of default under the series of debt securities if different from those described under “— Events of Default” below;

•	whether we will have the option of issuing certificated debt securities in bearer form if we issue the securities outside the United States to non-U.S. persons, and any special provisions relating to bearer securities that are not addressed in this prospectus;

•	if the series of debt securities will be issuable only in the form of a global security, the depositary or its nominee with respect to the series of debt securities and the circumstances under which the global security may be registered for transfer or exchange in the name of a person other than the depositary or the nominee; and

•	any other special feature of the series of debt securities.

Overview of Remainder of this Description

The remainder of this description summarizes:

•	Additional Mechanics relevant to the debt securities under normal circumstances, such as how holders transfer ownership and where we make payments;

•	Holders’ rights in several Special Situations, such as if we merge with another company or if we want to change a term of the debt securities;

•	Subordination Provisions in the senior subordinated debt indenture and the junior subordinated debt indenture that may prohibit us from making payment on those securities;

•	Our right to release ourselves from all or some of our obligations under the debt securities and the indenture by a process called Defeasance; and

•	Holders’ rights if we Default or experience other financial difficulties.

Additional Mechanics

Form, Exchange and Transfer

Unless we specify otherwise in the prospectus supplement, the debt securities will be issued:

•	only in fully registered form;

•	without interest coupons; and

•	in denominations that are even multiples of $1,000. (Section 3.02).

Holders may have their debt securities broken into more debt securities of smaller denominations of not less than $1,000 or combined into fewer debt securities of larger denominations, as long as the total principal amount is not changed. (Section 3.05). This is called an exchange.

Holders may exchange or transfer debt securities at the office of the trustee. They may also replace lost, stolen or mutilated debt securities at that office. The trustee acts as our agent for registering debt securities in the names of holders and transferring debt securities. We may change this appointment to another entity or perform it ourselves. The entity performing the role of maintaining the list of registered holders is called the security registrar. It will also perform transfers. (Section 3.05). The trustee’s agent may require an indemnity before replacing any debt securities.

Holders will not be required to pay a service charge to transfer or exchange debt securities, but holders may be required to pay for any tax or other governmental charge associated with the exchange or transfer. The transfer or exchange will only be made if the security registrar is satisfied with your proof of ownership.

If we designate additional transfer agents, they will be named in the prospectus supplement. We may cancel the designation of any particular transfer agent. We may also approve a change in the office through which any transfer agent acts. (Section 12.02).

If the debt securities are redeemable, we may block the transfer or exchange of debt securities during the period beginning 15 days before the day we mail the notice of redemption and ending on the day of that mailing, in order to freeze the list of holders to prepare the mailing. We may also refuse to register transfers or exchanges of debt securities selected for redemption, except that we will continue to permit transfers and exchanges of the unredeemed portion of any debt security being partially redeemed. (Section 3.05).

The rules for exchange described above apply to exchange of debt securities for other debt securities of the same series and kind. If a debt security is convertible, exercisable or exchangeable into or for a different kind of security, such as one that we have not issued, or for other property, the rules governing that type of conversion, exercise or exchange will be described in the prospectus supplement.

Global Securities

The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with or on behalf of a depositary identified in the applicable prospectus supplement. Global securities will be issued in registered form and may be in either temporary or permanent form.

The related prospectus supplement will describe the specific terms of the depositary arrangement with respect to that series of debt securities. We anticipate that the following provisions will apply to all depositary arrangements.

Unless otherwise specified in an applicable prospectus supplement, global securities to be deposited with or on behalf of a depositary will be registered in the name of that depositary or its nominee. Upon the issuance of a global security, the depositary for that global security will credit the respective principal amounts of the debt securities represented by such global security to the participants that have accounts with that depositary or its nominee. Ownership of beneficial interests in those global securities will be limited to participants in the depositary or persons that may hold interests through these participants.

A participant’s ownership of beneficial interests in these global securities will be shown on the records maintained by the depositary or its nominee. The transfer of a participant’s beneficial interest will only be effected through these records. A person whose ownership of beneficial interests in these global securities is held through a participant will be shown on, and the transfer of that ownership interest within that participant will be effected only through, records maintained by the participant. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Limits and laws of this nature may impair your ability to transfer beneficial interests in a global security.

Except as set forth below and in the indenture, owners of beneficial interests in the global security will not be entitled to receive debt securities of the series represented by that global security in definitive form and will not be considered to be the owners or holders of those debt securities under the global security. Because the depositary can act only on behalf of participants, which in turn act on behalf of indirect participants, the ability of beneficial owners of interests in a global security to pledge such interests to persons or entities that do not participate in the depositary system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests. No beneficial owner of an interest in the global security will be able to transfer that interest except in accordance with the depositary’s applicable procedures, in addition to those provided for under the applicable indenture and, if applicable, those of Euroclear Bank S.A./N.V., as operator of the Euroclear System, Clearstream International and/or any other relevant clearing system.

We will make payment of principal of, premium, if any, and any interest on global securities to the depositary or its nominee, as the case may be, as the registered owner or the holder of the global security. None of us, the trustee, any paying agent or the securities registrar for those debt securities will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in a global security or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests. (Sec. 3.09).

We expect that the depositary for a permanent global security, upon receipt of any payment in respect of a permanent global security, will immediately credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of that global security as shown on the records of the depositary. We also expect that payments by participants to owners of beneficial interests in the global security held through those participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of those participants.

We may at any time and in our sole discretion determine not to have any debt securities represented by one or more global securities. In such event, we will issue debt securities in definitive form in exchange for all of the global securities representing such debt securities. (Sec. 3.05).

If set forth in the applicable prospectus supplement, an owner of a beneficial interest in a global security may, on terms acceptable to us and the depositary, receive debt securities of that series in definitive form. In that event, an owner of a beneficial interest in a global security will be entitled to physical delivery in definitive form of debt securities of the series represented by that global security equal in principal amount to that beneficial interest and to have those debt securities registered in its name.

Registered and Bearer Securities

Registered securities may be exchangeable for other debt securities of the same series, registered in the same name, for the same aggregate principal amount in authorized denominations and will be transferable at any time or from time to time at the office of the trustee. The holder will not pay a service charge for any such exchange or transfer except for any tax or governmental charge incidental thereto. (Sec. 3.05). We may also have the option of issuing debt securities in non-registered form, as bearer securities, if we issue the debt securities outside the United States to non-U.S. person and if permitted by applicable laws and regulations. In such case, the prospectus supplement will describe the terms upon which registered securities may be exchanged for bearer securities of the series. If any bearer securities are issued, any restrictions applicable to the offer, sale or delivery of bearer securities and the terms upon which bearer securities may be exchanged for registered securities of the same series will be described in the prospectus supplement. The applicable prospectus supplement will also describe the requirements with respect to our maintenance of offices or agencies outside the United States and the applicable U.S. federal tax law requirements.

Payment and Paying Agents

We will pay interest to the person listed in the trustee’s records at the close of business on a particular day in advance of each due date for interest, even if that person no longer owns the debt security on the interest due date. Except as otherwise will be stated in the prospectus supplement, the record date will be the last day of the calendar month preceding an interest due date if such interest due date is the fifteenth day of the calendar month and will be the fifteenth day of the calendar month preceding an interest due date if such interest due date is the first day of the calendar month. (Section 3.08). Holders buying and selling debt securities must work out between them how to compensate for the fact that we will pay all the interest for an interest period to the one who is the registered holder on the regular record date. The most common manner is to adjust the sale price of the securities to pro-rate interest fairly between buyer and seller. This prorated interest amount is called accrued interest.

We will pay interest, principal and any other money due on the debt securities at the corporate trust office of the trustee in New York City. That office is currently located at 100 Wall Street, Suite 1600, New York, NY 10005. Holders must make arrangements to have their payments picked up at or wired from that office. We may also choose to pay interest by mailing checks.

BOOK-ENTRY AND OTHER INDIRECT HOLDERS SHOULD CONSULT THEIR BANKS, BROKERS OR OTHER FINANCIAL INSTITUTIONS FOR INFORMATION ON HOW THEY WILL RECEIVE PAYMENTS.

We may also arrange for additional payment offices and may cancel or change these offices, including our use of the trustee’s corporate trust office. These offices are called paying agents. We may also choose to act as our own paying agent or choose one of our subsidiaries to do so. We must notify the trustee of any changes in the paying agents for any particular series of debt securities. (Section 12.02).

Notices

We and the trustee will send notices regarding the debt securities only to holders, using their addresses as listed in the trustee’s records. (Section 1.06).

Regardless of who acts as paying agent, all money paid by us to a paying agent that remains unclaimed at the end of two years after the amount is due to holders will be repaid to us. After that two-year period, holders may look to us for payment and not to the trustee or any other paying agent. (Section 6.05).

Special Situations

Mergers and Similar Events

We are generally permitted to consolidate or merge with another company or firm. We are also permitted to sell or lease substantially all of our assets to another company or firm. However, when we merge out of existence or sell or lease substantially all of our assets, we may not take any of these actions unless all the following conditions are met:

•	the other entity may not be organized under a foreign country’s laws; that is, it must be organized under the laws of a state of the United States or the District of Columbia or under federal law, and it must agree to be legally responsible for the debt securities;

•	after giving effect to the transaction, no event of default under the indenture, and no event that, after notice or lapse of time, or both, would become an event of default, will have occurred and be continuing unless the merger or other transactions would cure the default; and

•	we must have delivered certain certificates and opinions to the trustee.

If the conditions described above are satisfied with respect to any series of debt securities, we will not need to obtain the approval of the holders of those debt securities in order to merge or consolidate or to sell our assets. Also, these conditions will apply only if we wish to merge or consolidate with another entity or sell substantially all of our assets to another entity. We will not need to satisfy these conditions if we enter into other types of transactions, including any transaction in which we acquire the stock or assets of another entity, any transaction that involves a change of control but in which we do not merge or consolidate, any transaction in which we sell less than substantially all of our assets and any merger or consolidation in which we are the surviving corporation. (Sec. 10.01). It is possible that this type of transaction may result in a reduction in our credit rating, may reduce our operating results or may impair our financial condition. Holders of our debt securities, however, will have no approval right with respect to any transaction of this type.

Modification and Waiver of the Debt Securities

We may modify or amend the indenture without the consent of the holders of any of our outstanding debt securities for various enumerated purposes, including the naming, by a supplemental indenture, of a trustee other than U.S. Bank National Association, for a series of debt securities. We may modify or amend the indenture with the consent of the holders of a majority in aggregate principal amount of the debt securities of each series affected by the modification or amendment. However, no such modification or amendment may, without the consent of the holder of each affected debt security:

•	modify the terms of payment of principal, premium or interest;

•	reduce the stated percentage of holders of debt securities necessary to modify or amend the indenture or waive our compliance with certain provisions of the indenture and certain defaults thereunder; or

•	modify the subordination provisions of the senior subordinated debt indenture or the junior subordinated debt indenture in a manner adverse to such holders.

Subordination Provisions

Holders of subordinated debt securities should recognize that contractual provisions in the senior subordinated debt indenture and in the junior subordinated debt indenture may prohibit us from making payments on those securities. Senior subordinated debt securities are subordinate and junior in right of payment, to the extent and in the manner stated in the senior subordinated debt indenture or any supplement thereto to all of our senior indebtedness, as defined in the senior subordinated debt indenture, including all debt securities we have issued and will issue under the senior debt indenture. Junior subordinated debt securities are subordinate and junior in right of payment, to the extent and in the manner stated in the junior subordinated debt indenture or any supplement thereto, to all of our senior indebtedness, as defined in the junior subordinated debt indenture, including all debt securities we have issued and will issue under the senior debt indenture or any supplement thereto and under the senior subordinated debt indenture or any supplement thereto.

Unless otherwise indicated in the applicable prospectus supplement, the senior subordinated and junior subordinated indentures define the term “senior indebtedness” with respect to each respective series of senior subordinated and junior subordinated debt securities, unless the instrument creating such indebtedness or obligations provides that they are subordinated or are not superior in right of payment to such securities, to mean the principal, premium, if any, and interest and any other payment in respect of: all current and future senior and senior subordinated indebtedness and obligations for money borrowed evidenced by bonds, notes, debentures, bonds or similar obligations, obligations to policyholders of insurance or investment contracts, reimbursement obligations with respect to any letter of credit, banker’s acceptance or similar facility, lease obligations that are capitalized in accordance with generally accepted accounting principles, any deferred purchase price of property or services or assumption or guarantees by Selective, or amendments, modifications, renewals, extensions, deferrals and refundings, of any of the foregoing types of indebtedness. In the case of the junior subordinated indenture, unless otherwise indicated in the applicable prospectus supplement, senior indebtedness also includes all subordinated debt securities issued under the senior subordinated indenture. Unless otherwise indicated in the applicable prospectus supplement, notwithstanding anything to the contrary in the foregoing, senior indebtedness will not include (A) any obligation of Selective to any of its subsidiaries, (B) any liability for Federal, state, local or other taxes owed or owing by Selective or its subsidiaries, (C) any accounts payable or other liability to trade creditors (including guarantees thereof or instruments evidencing such liabilities), or (D) any obligations with respect to any capital stock of Selective.

Unless otherwise indicated in the applicable prospectus supplement, Selective may not pay principal of, premium, of any, or interest on any subordinated debt securities or defease, purchase, redeem or otherwise retire such securities if:

•	a default in the payment of any principal, or premium, if any, or interest on any senior indebtedness, occurs and is continuing or any other amount owing in respect of any senior indebtedness is not paid when due; or

•	any other default occurs with respect to any senior indebtedness and the maturity of such senior indebtedness is accelerated in accordance with its terms,

unless and until such default in payment or event of default has been cured or waived and any such acceleration is rescinded or such senior indebtedness has been paid in full in cash. Unless otherwise indicated in the applicable prospectus supplement, the foregoing limitations will also apply to payments in respect of the junior subordinated debt securities in the case of an event of default under the senior subordinated indebtedness.

If there is any payment or distribution of the assets of Selective to creditors upon a total or partial liquidation or a total or partial dissolution or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding, holders of all present and future senior indebtedness (which will include interest accruing after, or which would accrue but for, the commencement of any bankruptcy, reorganization, insolvency, receivership or similar proceeding) are entitled to receive payment in full before any payment or distribution, whether in cash, securities or other property, in respect of the subordinated indebtedness. In addition, unless otherwise indicated in the applicable prospectus supplement, in any such event, payments or distributions which would otherwise be made on subordinated or junior subordinated debt securities will generally be paid to the holders of senior indebtedness, or their representatives, in accordance with the priorities existing among these creditors at that time until the senior indebtedness is paid in full.

After payment in full of all present and future senior indebtedness, holders of subordinated debt securities will be subrogated to the rights of any holders of senior indebtedness to receive any further payments or distributions that are applicable to the senior indebtedness until all the subordinated debt securities are paid in full. The senior subordinated and junior subordinated indentures provide that the foregoing subordination provisions may not be changed in a manner which would be adverse to the holders of senior indebtedness without the consent of the holders of such senior indebtedness.

The prospectus supplement delivered in connection with the offering of a series of subordinated or junior subordinated debt securities will set forth a more detailed description of the subordination provisions applicable to any such debt securities.

If the trustee under the subordinated debt indenture or any holders of the subordinated debt securities receive any payment or distribution that is prohibited under the subordination provisions, then the trustee or the holders will have to repay that money to the holders of the senior indebtedness.

Even if the subordination provisions prevent us from making any payment when due on the subordinated debt securities of any series, we will be in default on our obligations under that series if we do not make the payment when due. This means that the trustee under the subordinated debt indenture and the holders of that series can take action against us, but they will not receive any money until the claims of the holders of senior indebtedness have been fully satisfied.

Defeasance

The indenture permits us to be discharged from our obligations under the indenture and the debt securities if we comply with the following procedures. This discharge from our obligations is referred to in this prospectus as defeasance. (Sec. 6.02).

Unless the applicable prospectus supplement states otherwise, if we deposit with the trustee sufficient cash and/or U.S. government securities to pay and discharge the principal and premium, if any, and interest, if any, to the date of maturity of that series of debt securities, then from and after the ninety-first day following such deposit:

•	we will be deemed to have paid and discharged the entire indebtedness on the debt securities of that series, and

•	our obligations under the indenture with respect to the debt securities of that series will cease to be in effect.

Following defeasance, holders of the applicable debt securities would be able to look only to the defeasance trust for payment of principal and premium, if any, and interest, if any, on their debt securities.

Defeasance may be treated as a taxable exchange of the related debt securities for obligations of the trust or a direct interest in the money or U.S. government securities held in the trust. In that case, holders of debt securities would recognize gain or loss as if the trust obligations or the money or U.S. government securities held in the trust, as the case may be, had actually been received by the holders in exchange for their debt securities. Holders thereafter might be required to include as income a different amount of income than in the absence of defeasance. We urge prospective investors to consult their own tax advisors as to the specific tax consequences of defeasance.

Events of Default

The indenture provides holders of debt securities with remedies if we fail to perform specific obligations, such as making payments on the debt securities. You should review these provisions carefully in order to understand what constitutes an event of default under the indenture.

Unless stated otherwise in the prospectus supplement, an event of default with respect to any series of debt securities under the indenture will be:

•	default in the payment of the principal of, or premium, if any, on any debt security of such series at its maturity;

•	default in making a sinking fund payment, if any, on any debt security of such series when due and payable;

•	default for 30 days in the payment of any installment of interest on any debt security of such series;

•	default for 90 days after written notice in the observance or performance of any other covenant in the indenture;

•	certain events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee for us or our property; or

•	any other event of default provided in or pursuant to the applicable resolution of our Board of Directors or supplemental indenture under which such series of debt securities is issued. (Sec. 7.01).

Within 90 days after a default, the trustee must give to the holders of any series of debt securities notice of all uncured and unwaived defaults known to it. Where a default occurs due to a failure to observe specified covenants, no notice will be given until at least 30 days after the occurrence of such default. The trustee may withhold notice to the holders of any series of debt securities of any default with respect to such series, except in the payment of principal, premium or interest or in the payment of any sinking fund installment or analogous obligation, if it considers such withholding of notice in the interest of such holders. (Sec. 8.02).

If an event of default with respect to any series of debt securities has occurred and is continuing, the trustee or the holders of not less than 25% in aggregate principal amount of the debt securities of that series may declare the principal of all the debt securities of such series to be due and payable immediately. (Sec. 7.02).

The indenture contains a provision entitling the trustee to be indemnified by the holders before proceeding to exercise any right or power under the indenture at the request of any such holders. (Sec. 8.03). The indenture provides that the holders of a majority in aggregate principal amount of the outstanding debt securities of any series may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred upon the trustee, with respect to the debt securities of such series. (Sec. 7.12). The right of a holder to institute a proceeding with respect to the indenture is subject to certain conditions precedent, including notice and indemnity to the trustee. However, the holder has an absolute right to the receipt of principal of, premium, if any, and interest, if any, on the debt securities of any series on the respective stated maturities, as defined in the indenture, and to institute suit for the enforcement of these rights. (Sec. 7.07 and Sec. 7.08).

The holders of not less than a majority in aggregate principal amount of the outstanding debt securities of any series may, on behalf of the holders of all the debt securities of such series, waive any past defaults. Each holder of a debt security affected by a default must consent to a waiver of:

•	a default in payment of the principal of or premium, if any, or interest, if any, on any debt security of such series;

•	a default in the payment of any sinking fund installment or analogous obligation with respect to the debt securities of such series; and

•	a default in respect of a covenant or provision of the indenture that cannot be amended or modified without the consent of the holder of each outstanding debt security affected. (Sec. 7.13).

We will furnish to the trustee annual statements as to the fulfillment of our obligations under the indenture. (Sec. 9.04 and Sec. 12.05).

Our Relationship with the Trustee

Affiliates of U.S. Bank National Association, the current trustee under the indentures, may provide banking and corporate trust services to us and extend credit to us and any of our subsidiaries. The trustee may act as a depository of our funds and hold our common shares for the benefit of its customers, including customers over whose accounts the trustee has discretionary authority. If a bank or trust company other than U.S. Bank National Association is to act as trustee for a series of senior, senior subordinated or junior subordinated debt securities, the applicable prospectus supplement will provide information concerning that other trustee.

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of common stock, preferred stock or debt securities. Warrants may be issued independently or together with debt securities, preferred stock or common stock offered by any prospectus supplement or other offering materials and may be attached to or separate from any of the offered securities. Each warrant will entitle the holder to purchase the number of shares of common stock or preferred stock or principal amount of debt securities, as the case may be, at the exercise price and in the manner specified in the prospectus supplement or other offering materials relating to those warrants. Warrants will be issued under one or more warrant agreements to be entered into between us and a bank or trust company, as warrant agent. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. If we offer warrants, we will file the warrant agreement relating to the offered warrants as an exhibit to, or incorporate it by reference in, the registration statement of which this prospectus is a part. The prospectus supplement or other offering materials relating to a particular issue of warrants will describe the terms of the warrants.

DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS

We may issue contracts, including contracts obligating holders to purchase from us, and us to sell to the holders, a specified number of shares of common stock at a future date or dates, which we refer to in this prospectus as stock purchase contracts. The price per share of common stock and the number of shares of common stock may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts. The stock purchase contracts may be issued separately or as part of units consisting of a stock purchase contract and beneficial interests in debt securities, preferred stock or debt obligations of third parties, including U.S. treasury securities, securing the holders’ obligations to purchase common stock under the stock purchase contracts, which we refer to in this prospectus as stock purchase units. The stock purchase contracts may require us to make periodic payments to the holders of the stock purchase units or vice versa, and these payments may be unsecured or refunded on some basis. The stock purchase contracts may require holders to secure their obligations under those contracts in a specified manner.

The applicable prospectus supplement or other offering materials will describe the terms of the stock purchase contracts or stock purchase units, including, if applicable, collateral or depositary arrangements, relating to the stock purchase contracts or stock purchase units.

LEGAL MATTERS

Unless otherwise specified in a prospectus supplement accompanying this prospectus, Robyn P. Turner, Corporate Counsel of Selective, will provide opinions regarding the authorization and validity of the common stock and preferred stock, and Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York, will provide opinions regarding the validity of the debt securities, warrants, stock purchase contracts, and stock purchase units.

EXPERTS

The consolidated balance sheets of Selective as of December 31, 2005 and 2004 and the related consolidated statements of income, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2005, the related financial statement schedules, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005, included in our Annual Report on Form 10-K for the year ended December 31, 2005, and incorporated by reference herein, have been audited by KPMG LLP, an independent registered public accounting firm, as set forth in their reports appearing therein. These consolidated financial statements, the financial statement schedules and management’s assessment of the effectiveness of internal control over financial reporting referred to above are included in reliance upon such reports of KPMG LLP, which are incorporated by reference herein, given upon the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

Selective files its annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, proxy statements, and other required information with the SEC. The public may read and copy any materials on file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site, www.sec.gov, that contains reports, proxy and information statements, and other information regarding issuers, including Selective, that file electronically with the SEC.

The SEC allows Selective to “incorporate by reference” the information it files with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this Prospectus, and information that Selective files later with the SEC will automatically update and supersede this information. Selective incorporates by reference the documents listed below (excluding any portions of such documents that have been “furnished” but not “filed” for purposes of the Exchange Act):

1. Annual Report on Form 10-K, as amended, for the fiscal year ended December 31, 2005;

2. Selective’s definitive Proxy Statement dated March 28, 2006, filed in connection with the Company’s April 26, 2006 Annual Meeting of Stockholders;

3. Quarterly Reports on Form 10-Q for the quarters ended March 31, 2006 and June 30, 2006;

4. Current Reports on Form 8-K, filed February 3, 2006, February 6, 2006, February 15, 2006, April 28, 2006 and August 16, 2006.

5. The descriptions of the common stock and preferred share purchase rights associated with the common stock set forth in our registration statements filed pursuant to Section 12 of Exchange Act, and any amendment or report filed for the purpose of updated those descriptions.

All documents we file pursuant to Section 13(a), 13(c), 14 or 15(d) under the Securities Exchange Act after the date of this prospectus and prior to the termination of the offering of securities by this prospectus shall also be deemed to be incorporated by reference in this prospectus from the date of filing of the documents, except for information furnished under Item 2.02 and Item 7.01 of Form 8-K, which is not deemed filed and not incorporated by reference herein. Information that we file with the SEC will automatically update and may replace information in this prospectus and information previously filed with the SEC.

You may request a copy of these filings, at no cost, by calling or writing to:

Selective Insurance Group, Inc.
40 Wantage Avenue
Branchville, New Jersey 07890
Attention: Michael H. Lanza, Senior Vice President,
General Counsel and Corporate Secretary
(973) 948-3000

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Selective Insurance Group, Inc.
% Junior Subordinated Notes Due 2066

PROSPECTUS SUPPLEMENT

Merrill Lynch & Co.
Wachovia Securities

BB&T Capital Markets
JPMorgan
Keefe Bruyette and Woods
Piper Jaffray
Raymond James

          , 2006